UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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(as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

MEADOWBROOK INSURANCE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MEADOWBROOK INSURANCE GROUP, INC.
26255 American Drive
Southfield, Michigan 48034
(248) 358-1100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 19, 2011
Time:	2:00 p.m., EST
Place:	Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, Michigan 48034

We invite you to attend the Meadowbrook Insurance Group, Inc. Annual Meeting of Shareholders to:

1.	Elect four directors for a three-year term expiring in 2014, or until the election and qualification of their successors;

2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm;

3.	Consider an advisory vote on the Company’s 2010 executive compensation;

4.	Consider an advisory vote on the frequency of future advisory votes on executive compensation; and

5.	Transact any other business that is properly submitted before the Annual Meeting or any adjournments of the Annual Meeting.

The record date for the Annual Meeting is March 21, 2011. Only shareholders of record at the close of business on that date are entitled to vote at the Annual Meeting. This notice was mailed only to those shareholders.

A proxy statement, a proxy card and the Company’s 2010 Annual Report are enclosed. Whether you plan to attend the meeting or not, whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. You may vote by completing, signing, dating and returning the enclosed proxy card in the enclosed envelope.

By Order of the Board of Directors,

Michael G. Costello
Secretary

Southfield, Michigan
Dated: April 15, 2011

IF YOU DO NOT EXPECT TO ATTEND THE MEETING
PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD
AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE.

MEADOWBROOK INSURANCE GROUP, INC.

PROXY STATEMENT

GENERAL

This Proxy Statement, Proxy Card and Annual Report for the year ended December 31, 2010 are being mailed to the shareholders of Meadowbrook Insurance Group, Inc. (“Meadowbrook” or the “Company”) on or about April 15, 2011 in connection with the solicitation of proxies by the Board of Directors of the Company. The proxies will be voted upon at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 19, 2011, at 2:00 p.m. E.S.T. at the Company’s headquarters located at 26255 American Drive, Southfield, Michigan.

Important Notice Regarding the Availability of Proxy Material for the
Shareholder Meeting to Be Held on May 19, 2011:

This Notice and Proxy Statement and our 2010 Annual Report to Shareholders,
which includes the Annual Report on Form 10-K, may be viewed and downloaded from the Company’s website at www.meadowbrook.com,

QUESTIONS AND ANSWERS

1.	What is a proxy?

A proxy is a procedure which enables you, as a shareholder, to authorize someone else to cast your vote for you. The Board of Directors of the Company is soliciting your proxy, and asking you to authorize Robert S. Cubbin, President and Chief Executive Officer, Karen M. Spaun, Senior Vice President and Chief Financial Officer, or Michael G. Costello, Senior Vice President, General Counsel and Secretary of the Company, to cast your vote at the 2011 Annual Meeting. You may, of course, cast your vote in person or abstain from voting, if you so choose. The term proxy is also used to refer to the person who is authorized by you to vote for you.

2.	What are a proxy statement and a proxy card?

A proxy statement is the document the United States Securities and Exchange Commission (the “SEC”) requires to explain the matters on which you are asked to vote. A proxy card is the form by which you may authorize someone else, and in this case, Mr. Cubbin, Ms. Spaun or Mr. Costello to cast your vote for you. This proxy statement and proxy card with respect to the Company’s 2011 Annual Meeting were mailed on or about April 15, 2011 to all shareholders entitled to vote at the Annual Meeting.

3.	Who is entitled to vote?

Only holders of shares of the Company’s common stock at the close of business on March 21, 2011 (the “Record Date”) are entitled to vote at the Annual Meeting. Each shareholder of record has one vote for each share of common stock for each matter presented for a vote.

4.	What will I vote on at the Annual Meeting?

At the Annual Meeting, shareholders will vote upon:

1.	Election of four directors for a three-year term expiring in 2014, or until the election and qualification of their successors;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm;

3.	An advisory vote on the Company’s 2010 executive compensation;

4.	An advisory vote on the frequency of future advisory votes on executive compensation; and

5.	Transaction of any other business that is properly submitted before the Annual Meeting or any adjournments of the Annual Meeting.

5.	How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends a vote FOR each proposal.

6.	How can I vote?

You can vote in person or by proxy. To vote by proxy, complete, sign, date and return the enclosed proxy card in the enclosed envelope. If you returned your signed proxy card to the Company before the Annual Meeting, the persons named as proxies on the card will vote your shares as you direct. Shares represented by proxies that are marked “WITHHELD” to vote for all four nominees for director, or for any individual nominee(s) for election as director(s) and which are not otherwise marked “FOR” the other nominees will not be counted in determining whether a plurality vote has been received for the election of directors. Similarly, shares represented by proxies, which are marked “ABSTAIN” on the proposals 2, 3 and 4 will not be counted in determining whether the requisite vote has been received for such proposal. IF YOU WISH TO VOTE IN THE MANNER THE BOARD OF DIRECTORS RECOMMENDS, IT IS NOT NECESSARY TO SPECIFY YOUR CHOICE ON THE PROXY CARD. SIMPLY SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE. You may revoke a proxy at any time before the proxy is voted by:

(i)	Providing written notice of revocation to the Secretary of the Company at the address shown on the Notice of Annual Meeting of Shareholders on the first page of this statement;

(ii)	Submitting another proxy that is properly signed and dated later; or

(iii)	Voting in person at the meeting (but only if the shares are registered in the Company’s records in your name and not in the name of a broker, dealer, bank or other third party).

7.	Is my vote confidential?

Yes, your vote is confidential. Only the inspectors of election and certain employees associated with processing proxy cards and counting the votes have access to your proxy card. All comments received will be forwarded to management on an anonymous basis unless you request that your name be disclosed.

8.	What is a quorum?

There were 53,252,404 shares of the Company’s common stock outstanding on the Record Date. A majority of the outstanding shares, or 26,626,203 shares, present or represented by proxy, constitutes a quorum. A quorum must exist to conduct business at the Annual Meeting. Abstentions and broker non-votes are counted as votes present for purposes of determining whether there is a quorum. A broker non-vote is a proxy a broker submits that does not indicate a vote for the proposal, because the broker does not have discretionary voting authority and the broker did not receive instructions as to how to vote on the proposal.

9.	How does voting work?

If a quorum exists at the Annual Meeting, a plurality vote, being the greatest number, of the shares voted, although not a majority is required to elect the four nominees for director. The four nominees receiving the highest number of votes will be elected. If a quorum is present, the affirmative vote by the holders of a majority of the votes cast in person or by proxy is required to approve proposals 2, 3, and 4. Abstentions and broker non-votes are not votes cast. Therefore, an abstention and a broker non-vote will have no effect on the proposal to elect the four nominees for director or to approve proposals 2, 3, and 4.

The Company will vote properly executed proxies it receives prior to the Annual Meeting in the way you direct. If you do not specify instructions, the shares represented by proxies will be voted FOR the nominees for director and FOR the approval of proposals 2, 3, and 4. No other proposals are currently scheduled to be presented at the meeting.

10.	Who pays for the costs of the Annual Meeting?

The Company pays the cost of preparing and printing the proxy statement, proxy card and soliciting proxies. The Company will solicit proxies primarily by mail, but also may solicit proxies personally and by telephone, facsimile or other means. Officers and regular employees of the Company and its subsidiaries also may solicit proxies, but will receive no additional compensation for doing so, nor will their efforts result in more than a minimal cost to the Company. The Company also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding solicitation material to beneficial owners of the Company’s common stock.

11.	What other information is available about Meadowbrook Insurance Group, Inc.?

The Company maintains a corporate website, www.meadowbrook.com, where the Company makes available, free of charge, copies of its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after they are filed. In addition, the Company maintains the charters of its Governance and Nominating Committee, the Compensation Committee and the Audit Committee of the Board of Directors on its website, as well as the Company’s Board Governance Guidelines, Code of Conduct and Business Ethics Policy. Printed copies of the above are available, free of charge, to any shareholder who requests this information.

12.	When are stockholder proposals for the 2012 Annual Meeting due?

All shareholder proposals to be considered for inclusion in next year’s proxy statement under SEC Rule 14a-8 must be submitted in writing to the Secretary of the Company at the address shown on the Notice of Annual Meeting of Shareholders on the first page of this booklet by December 17, 2011.

For any proposal that is not submitted for inclusion in next year’s proxy statement but instead is sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business on March 1, 2012 and advises shareholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on March 1, 2012.

The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

THE FIRST PROPOSAL ON WHICH YOU ARE VOTING
THE ELECTION OF FOUR DIRECTORS

The Company’s Board of Directors is divided into three classes with each class of directors elected to a three-year term of office. At each annual meeting of shareholders, the shareholders elect one class of directors for a three-year term to succeed the class of directors whose term of office expires at that meeting.

This year you are voting on four candidates for director. The Company’s Board of Directors, acting upon the recommendation of its Governance and Nominating Committee, has nominated: Robert H. Naftaly, Robert W. Sturgis, Bruce E. Thal, and Jeffrey A. Maffett as directors with terms expiring in 2014. Each nominee currently serves as a director, has consented to their nomination and has agreed to serve as a director, if elected.

If any of the nominees are unable to stand for election, the Company may vote the shares to elect a substitute nominee, who is nominated by the Board, or the number of directors to be elected at the Annual Meeting may be reduced.

The Company’s Board recommends a vote FOR each of the nominees.

INFORMATION ABOUT THE NOMINEES, THE INCUMBENT DIRECTORS AND OTHER EXECUTIVE OFFICERS

The following is information about the nominees for election as a director, each of the directors whose term of office will continue after the meeting, and the other executive officers of the Company. The information is as of the record date of March 21, 2011.

Nominee Directors – Terms Expiring in 2014

Robert H. Naftaly, age 73, obtained his undergraduate degree in accounting from Walsh College in 1959. Mr. Naftaly obtained his Certified Public Accountant Certification in 1961. Mr. Naftaly began his employment with Geller, Naftaly, Herbach and Shapiro from 1961 to 1983. He served as Director of the State of Michigan Department of Management and Budget from 1983 to 1987 and was a Vice President with Detroit Edison from 1987 to 1988. Mr. Naftaly served as Chief Operating Officer for Blue Cross Blue Shield of Michigan from 1988 to 2002. Mr. Naftaly is currently a member of the Michigan Association of Certified Public Accountants and the American Institute of Certified Public Accountants. He has been a director of the Company since 2002, is the Chairman of the Compensation Committee, a member of the Audit Committee and a former member of the Risk Management and Finance Committee of the Company’s Board of Directors. Mr. Naftaly serves on the Board of Directors and on the Audit and Compensation Committees of the Board of Directors for Sun Committees, Inc., a publicly traded company that operates manufactured home communities. Mr. Naftaly serves on the Board of Directors of Walsh Business College and several other Michigan charitable entities or foundations.

Mr. Naftaly has significant accounting, audit, insurance and management experience. The Board of Directors believes Mr. Naftaly’s experience makes him an excellent director of the Company.

Robert W. Sturgis, age 69, obtained an undergraduate degree in mathematics from the University of Maine in 1964. In 1968, Mr. Sturgis became a fellow in the Casualty Actuarial Society. In 1970, he became a member of the American Academy of Actuaries. From 1964 to 1979, Mr. Sturgis was an actuary with Aetna Insurance Company. From 1979 to 1986, Mr. Sturgis served as a principal and director of Tillinghast and from 1986 to 1995 he was a principal and director of Tillinghast-Towers Perrin, a global management and actuarial consulting firm. Mr. Sturgis retired as a director and principal of Tillinghast-Towers Perrin in 1995. Aside from his membership in the Casualty Actuarial Society and the American Academy of Actuaries, Mr. Sturgis also served on the Actuarial Board for Counseling and Discipline from 1965 to 2002. Mr. Sturgis has been a director of the Company since 2000 and is a member of the Audit and a former member of the Risk Management and Finance Committee of the Company’s Board of Directors. He has served on the board of directors of several non-profit and charitable organizations.

Mr. Sturgis possesses significant actuarial, insurance and management experience. The Board of Directors believes that Mr. Sturgis’ experience makes him an excellent director of the Company.

Bruce E. Thal, age 79, graduated from the University of Michigan in 1952 with an undergraduate degree in business administration. Mr. Thal obtained a Certified Public Accountant Certification in 1955. He began his accounting career in 1954 and was a partner with Sillman, Kleiman & Thal from 1957 to 1968. He later joined J.K. Lasser & Company from 1968 to 1978. Thereafter, he joined Touche Ross & Company (now know as Deloitte & Touche LLP) where he was a partner until he retired in 1995. Mr. Thal has been a member of the American Association of Certified Public Accountants since 1956, as well as the American Institute of Certified Public Accountants. Mr. Thal has been a director of the Company since 1995, is Chairman of the Audit Committee and a former member of the Investment Committee and the Risk Management and Finance Committee of the Company’s Board of Directors.

Mr. Thal possesses significant accounting, audit, insurance and investment experience and has 15 years of service on the Company’s Board of Directors. The Board of Directors believes Mr. Thal’s experience makes him an excellent director of the Company.

Jeffrey A. Maffett, age 62, graduated in 1971 from Defiance College with an undergraduate degree in Business Administration. Shortly after graduation Mr. Maffett joined the management training program with Fifth Third Bank in Cincinnati, OH. Later he was employed at Eaton National Bank and Trust Co. as President and Chief Executive Officer from 1987 to 2003. Currently, Mr. Maffett serves as President and Chairman of Colonial Banc Corp. as well as Founder, Chairman and Chief Executive Officer of Oculina Banc Corp. As an organizing director, Mr. Maffett ultimately served as President of the Community Bankers Association of Ohio and served a term on the Community Bank Board of the Federal Reserve Bank of Cleveland. Before the merger, Mr. Maffett had been a director at ProCentury since October 2000, and was appointed to the Company's Board on October 31, 2008, where he serves on the Audit Committee and is a former member of the Investment Committee. Mr. Maffett has served on various civic and charitable foundation boards. Mr. Maffett is a director of ProAlliance Corporation, an Ohio based insurance holding company.

Mr. Maffett has significant banking, insurance, investment and accounting experience. He previously served on ProCentury’s Board of Directors, so he is familiar with the excess and surplus lines business. The Board of Directors believes Mr. Maffett’s experience makes him an excellent director of the Company.

Incumbent Directors –Terms Expiring in 2013

Merton J. Segal, age 82, graduated from the University of Michigan in 1950 with a Bachelor of Arts degree. After a short career as a realtor and mortgage broker, he founded Meadowbrook Insurance Group as an insurance agency in 1955. Mr. Segal transformed the Company from a small privately held insurance agency into a full service, publicly traded risk management organization, which now operates 7 insurance companies in all 50 states. Mr. Segal served as Chairman and Chief Executive Officer of the Company from 1955 to 2002. Currently, he serves as a non-executive Chairman of the Board and is a former member of the Risk Management and Finance Committee and Investment Committee. Mr. Segal obtained his Chartered Property Casualty Underwriters (“CPCU”) certification in 1967 and has maintained a variety of insurance licenses over the last 50 years. Mr. Segal has received a number of awards over the years, including Michigan Entrepreneur of the Year in 1996 and the Jeffrey W. Barry of Walsh College Education and Service Award in 2006. Mr. Segal was elected to the Michigan Insurance Hall of Fame in 2010. In addition to these awards, Mr. Segal has served over the years on a number of Michigan foundations, commissions and board of directors.

Mr. Segal has extensive, insurance, marketing, management, accounting, investment, underwriting, reinsurance and claims experience. The Board of Directors believes this experience makes him an excellent director of the Company.

David K. Page, age 77, graduated with honors from both Dartmouth College in 1955 and Harvard Law School in 1958. He was an editor of the Harvard Law Review. In 1958-59, Mr. Page was a Fulbright Scholar studying companies law at the London School of Economics. Mr. Page began his legal career at the Detroit, Michigan, law firm of Honigman Miller Schwartz and Cohn, LLP ("Honigman"). He was named partner in 1966 and has focused his practice on corporate transactions, including corporate governance, financing, mergers and acquisitions, sales, public offerings, private placements and estate planning. Mr. Page has served on Honigman's Board of Directors and Executive Committee and as past chairman of its Corporate Department and Management Committee. He is a member of the State Bar of Michigan and the American Bar Association. In addition to his legal experience, Mr. Page has served as a director, and sometimes, officer of several publicly held companies. He currently serves on the Board of Directors of Keyco Bond Fund, Inc. Mr. Page is active in civic affairs and is, or has been, a director of many non-profit organizations, several of which he served as chairman or vice chairman. Mr. Page has been a director of the Company since 2000, is a member of the Compensation Committee and is the former Chairman of the Risk Management and Finance Committee and a former member of the Investment Committee.

Mr. Page has significant legal, accounting, management, business, insurance, corporate governance and financing experience. The Board of Directors believes Mr. Page's experience makes him an excellent director of the Company.

Herbert Tyner, age 80, obtained his undergraduate degree in business administration in 1951 and his Masters in Business Administration in 1952 from Ohio State University. From 1953 to 1954, Mr. Tyner worked for Detroit Bank and Trust Company. From 1955 to the present, Mr. Tyner has owned and served as the Chief Executive Officer of Hartman & Tyner, which is a Detroit-based real estate developer of land, apartment developments and other real estate developments in Michigan and Florida. Mr. Tyner has been a member of the Apartment Association of Michigan and Building Industry Association since 1954. Mr. Tyner has been a director of the Company since 1985 and is a member of the Compensation Committee and the Governance & Nominating Committee of the Company’s Board of Directors. Aside from his professional memberships, Mr. Tyner also serves on the Board of Trustees of Beaumont Hospital and has formerly served on other boards of directors of other privately owned companies.

Mr. Tyner has significant business, management, accounting and investment experience. The Board of Directors believes Mr. Tyner’s experience makes him an excellent director of the Company.

Incumbent Directors –Terms Expiring in 2012

Robert S. Cubbin, age 53, obtained his undergraduate degree in psychology from Wayne State University in 1980 and obtained his law degree from the Detroit College of Law in 1983. Mr. Cubbin began his legal career in 1983 as an associate at the Detroit, Michigan law firm of Plunkett Cooney, where he specialized in insurance defense and coverage litigation, as well as insurance regulatory and captive formation matters. In 1987, Mr. Cubbin joined the Company as Vice President and General Counsel, where he was primarily responsible for all legal and regulatory affairs relating to the Company. He was promoted to Executive Vice President in 1996 where he was responsible for legal, regulatory and claims, and was appointed to President and Chief Operating Officer in 1999, where he was primarily responsible for all operational functions within the Company. Mr. Cubbin has been a director of the Company since 1995 and in May 2002, he was appointed as the Company’s President and Chief Executive Officer. Mr. Cubbin is a former member of the Risk Management and Finance Committee and the Investment Committee of the Company’s Board of Directors and serves as Chairman of the Board of Directors of the following subsidiaries of the Company: Star Insurance Company; Savers Property & Casualty Insurance Company; Williamsburg National Insurance Company; Ameritrust Insurance Corporation; Century Surety Company and ProCentury Insurance Company. Mr. Cubbin is also the President of Meadowbrook, Inc. (“Meadowbrook”). Outside the Company, Mr. Cubbin serves on the Board of Directors and Audit and Compensation Committees of the Board of Directors for Citizens Republic Bancorp, Inc., a Michigan bank holding company. In addition, he is a member of the Board of Directors of Business Leaders for Michigan, a private, non-profit executive leadership organization dedicated to enhancing economic growth in Michigan.

Mr. Cubbin has extensive legal, insurance, management, accounting, actuarial, investment, underwriting, reinsurance and claims experience. The Board of Directors believes his experience makes him an excellent director of the Company.

Robert F. Fix, age 64, obtained his undergraduate degree in economics in 1969 from Michigan State University and his PhD in economics from Iowa State University in 1973. From 1972 to 1976, Mr. Fix taught finance and economics at Iowa State University. From 1979 to 1981, Mr. Fix was an Assistant Vice President – Portfolio Manager for the Federal Home Loan Bank of Indianapolis. From 1981 to 1983, Mr. Fix served as President and Chief Operating Officer of the First Indianapolis Corporation and later served as Vice President – Investment Officer for American Fletcher National Bank from 1984 to 1987. From 1987 to 2001, Mr. Fix served as President and Chief Executive Officer of First Bank Richmond, N.A. From 1988 to 2006, Mr. Fix was President of Richmond Mutual Bancorporation, Inc. where he currently serves as Vice Chairman. Mr. Fix has served as Vice Chairman of Richmond Mutual Bancorporation, Inc.’s primary subsidiary, First Bank Richmond, N.A since 2002. Mr. Fix served as Chairman of the Board of American Trust F.S.B., also a subsidiary of First Mutual Bancorporation, Inc. Before the merger with the Company, Mr. Fix served as a director of ProCentury Corporation (“ProCentury”) since October 2000. He was elected to the Company’s Board of Directors on October 31, 2008 and is a member of the Audit Committee and Governance & Nominating Committee of the Company’s Board of Directors. Mr. Fix served on the Indiana Bankers Association Board of Directors and was Chairman from 2002 to 2003. He was formerly Chairman of the Audit Committee for the Federal Home Loan Bank Board of Directors of Indianapolis and is currently a member of the Board of Directors of ProAlliance Corporation and Chairman of its Audit Committee.

Mr. Fix has significant banking, financing, accounting, investment and insurance experience. He formerly served upon the Board of Directors of ProCentury, so he is familiar with the excess and surplus lines business. The Board of Directors believes Mr. Fix’s experience makes him an excellent director of the Company.

Hugh W. Greenberg, age 80, obtained his undergraduate degree in economics from the University of Michigan in 1951. After working in the automotive supply business, Mr. Greenberg formed Detroit Gage & Tool Company, where he served as President and Chief Executive Officer from 1961 to 2002. From 2002 to the present, Mr. Greenberg has served as Chairman of DataNet Quality Systems, a developer of software systems for manufacturing. Mr. Greenberg has been a director of the Company since 1985 and is Chairman of the Governance & Nominating Committee, a member of the Compensation Committee, as well as a former member of the Risk Management and Finance Committee of the Company’s Board of Directors. In addition, Mr. Greenberg has served on several boards of directors for several Michigan foundations and other non-profit organizations.

Mr. Greenberg possesses significant business, management, accounting and investment experience. Having served on the Company’s Board of Directors since 1985, Mr. Greenberg also possesses a significant amount of institutional knowledge about the Company and its business operations. The Board of Directors believes Mr. Greenberg’s experience makes him an excellent director of the Company.

Florine Mark, age 78, is the President and Chief Executive Officer of The WW Group, Inc., which is the leading United States franchise holder of Weight Watchers International. Ms. Mark has significant experience in owning, managing and operating her own business and developing it into one of the largest franchises in the United States. Ms. Mark has been a director of the Company since 1996 and is a member of the Governance & Nominating Committee and a former member of the Investment Committee of the Company’s Board of Directors. Over the years, Ms. Mark has been a member of several boards of directors. Currently, she serves on the Citizens Bank, Advisory Board – Southeastern Michigan, Business Leaders for Michigan, English Gardens, The Governors Council on Physical Fitness, Health and Sports, Harvard University’s Kennedy School of Government, Women’s Leadership Board, and the Wayne State University College of Education/School of Business Administration Advisory Board. Ms. Mark has been inducted into the National Management Association Hall of Fame and received the Entrepreneur Visionary Award from the Women’s Business Center in Washington, D.C. Ms. Mark has received several awards and recognitions based upon her contributions to business and for supporting a variety of charitable causes.

Ms. Mark possesses significant marketing, business, management and investment experience. The Board of Directors believes Ms. Mark’s experience makes her an excellent director of the Company.

Other Executive Officers

Karen M. Spaun, age 46, was appointed Chief Financial Officer in 2003 and has served as Senior Vice President of the Company since 2002. She also serves as Director and Vice President of the Insurance Company Subsidiaries, as well as Meadowbrook. In addition, she serves as Treasurer of Meadowbrook. Ms. Spaun joined the Company in 1998 as Director of Investor Relations. In 1997, Ms. Spaun served as Controller of CoverX, an excess and surplus lines company. From 1993 to 1997, she served as Director of Financial Accounting at Citizens Insurance Company, a member of the former Allmerica Financial Corporation. Ms. Spaun previously held financial and accounting positions in public companies and the former Coopers & Lybrand public accounting firm. Ms. Spaun graduated from Ohio University in 1986 with a Bachelor of Business Administration, with a concentration in accounting and was a member of Beta Gamma Sigma.

Michael G. Costello, age 50, was appointed Senior Vice President, General Counsel and Secretary of the Company in 1999. Mr. Costello also serves as Senior Vice President, General Counsel, and Secretary of the Insurance Company Subsidiaries, as well as Meadowbrook. Mr. Costello joined the Company in 1993 as Vice President and Assistant General Counsel. Mr. Costello was formerly a shareholder with Plunkett & Cooney, P.C., a Michigan law firm specializing in insurance law. Mr. Costello obtained undergraduate degree from Marquette University in 1982 and his law degree in 1985 from University of Detroit Mercy School of Law (“UDM”). He is a member of the Federation of Defense & Corporate Counsel, Association of Corporate Counsel and the Society of Corporate Secretaries & Governance Professionals. He serves as President and Director of the ACC Michigan Chapter Foundation and is a Director of the UDM Alumni Board of Directors, where he formerly served as President. Mr. Costello is a former Director of the Oakland County Bar Foundation and is a member of the State Bar of Michigan and Oakland County Bar Association.

Stephen A. Belden, age 55, is Senior Vice President and Chief Actuary for the Company. Mr. Belden joined the Company in 2003. He previously served as Chief Actuary for Zurich North American Construction from 1995 to 2003. From 1990 to 1995, Mr. Belden worked with Orion Capital Companies as Assistant Vice President and Actuary. In addition, Mr. Belden’s experience includes serving as a consultant with Tillinghast and with Touche, Ross and Company and as an Actuarial Officer for the St. Paul Companies. He started his career in 1977 with Aetna Life and Casualty Insurance Company, where he served in various positions in the Actuarial Department. Mr. Belden graduated from Rensselaer Polytechnic Institute with a Bachelor of Science degree in 1977. He holds the designations of both Fellow Casualty Actuarial Society and CPCU.

Christopher J. Timm, age 54, previously served as a senior officer of ProCentury, prior to the Company’s merger. Mr. Timm is an Executive Vice President of the Company. In addition, Mr. Timm serves as a Director and President of Century and PIC. Previously, Mr. Timm was an owner and President of Environmental & Commercial Insurance Agency, Inc., a managing underwriting agency, prior to its sale in 1997.

Robert Christopher Spring, age 57, is Senior Vice President of Business Operations and Chief Informational Officer. He was formerly the President of the Company’s TPA Associates Division, which was acquired by the Company in 1999. Mr. Spring co-founded TPA Associates in 1993. He served as Executive Vice President of TPA from 1993 through 2000. He previously served as Assistant Vice President with American Mutual Insurance Companies from 1987 through 1989. From 1989 through 1993, Mr. Spring worked with Towers Perrin as a risk management consultant. He began his career in 1977 with Signature Group, an Illinois insurance company. Mr. Spring graduated from Southern Illinois University in 1975 with a Bachelor of Science degree from the College of Human Resources.

Archie S. McIntyre, age 46, is Senior Vice President of Business Development for the Company. In addition, Mr. McIntyre serves as a Director for the Insurance Company Subsidiaries. Mr. McIntyre joined the Company in 1986. From 1986 to 1988, Mr. McIntyre held various positions in the agency, marketing and finance divisions of the Company. From 1988 to 1996, Mr. McIntyre was a manager for the Company’s public entity division. In 1996, Mr. McIntyre was named Vice President managing the Company’s Alabama Branch office. In 1999, Mr. McIntyre was appointed to manage the Company’s Business Development Department, which includes strategic planning, marketing, acquisitions, new business due diligence and implementation, and corporate communications. Mr. McIntyre graduated from the University of Michigan-Dearborn in 1987 with a Bachelor of Science degree in Economics. Mr. McIntyre also holds an Associate in Risk Management designation.

Kenn R. Allen, age 62 is Senior Vice President of the Company and President of the Meadowbrook Insurance Agency and also serves as a Director and Vice President for Star, Savers, Williamsburg and Ameritrust. Mr. Allen has served as President of the Meadowbrook Insurance Agency since 1986. Prior to joining the Company, Mr. Allen held many positions at Republic Hogg Robinson, which was later acquired by Wells Fargo, where he was a Regional Senior Vice President for its self-funded groups/associations, self-insureds and property/casualty business. Mr. Allen is a graduate of the University of Cincinnati and Henry Ford College. His credentials include Certified Insurance Counselor and Certified Hazard Control Manager.

Joseph E. Mattingly, age 51, became Senior Vice President – Insurance Operations of the Company in 2007. Mr. Mattingly also serves as a Director of the Insurance Company Subsidiaries and is President of Star, Savers, Ameritrust, and Williamsburg. In addition, he also serves as Director of Meadowbrook. He is responsible for corporate underwriting, claims, loss control, premium audit, reinsurance, business development, information services and excess casualty lines. Mr. Mattingly joined the Company in 2003. He served as branch manager for the Company’s office in Overland Park, Kansas from 2004 until November 2006. From 1997 to 2003, he held the position of Vice President with One Beacon Insurance. Prior to 1997, Mr. Mattingly held various positions at Great American Insurance and The Hartford Insurance Group. Mr. Mattingly graduated from the University of Missouri in 1981 with a Bachelor of Science in Agricultural Economics and earned the CPCU designation in 2007.

James M. Mahoney, age 60, became Senior Vice President – Field Operations of the Company in 2007. In addition, Mr. Mahoney also serves as a Director of the Insurance Company Subsidiaries. He is responsible for management of the Company’s branch operations. Mr. Mahoney joined the Company in 2000. He served as branch manager for the Company’s office in Andover, Massachusetts from 2000 through 2006. From 1978 to 1995, he held various positions, including New England Regional Executive, Northeast Zone Executive, and Corporate Vice President – Field Operations, at The Hanover Insurance Company. In 1995, Mr. Mahoney joined the Lumber Insurance Group as Senior Vice President. Mr. Mahoney graduated from Merrimack College in 1973 with a Bachelor of Arts degree in History and earned a CPCU designation in 1989.

CORPORATE GOVERNANCE

Board Matters

In 2010, the Board of Directors met eight times and the Committees of the Board held thirteen additional meetings. During 2010, each of the directors attended (in the aggregate) at least 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all the Committees of the Board upon which he/she served.

It is the policy of the Board of Directors to encourage attendance by its members at all meetings of the Board and Committees of the Board. Seven of the eleven members of the Board of Directors attended the 2010 Annual Meeting.

Board Leadership Structure and Risk Management Oversight

The Board of Directors has adopted governance guidelines to assist with fulfilling its duties and responsibilities to the Company and its shareholders. These guidelines are intended to ensure the Board of Directors has the necessary authority and procedures in place to review and evaluate the Company’s business operations, make decisions that are independent of the Company’s management, and align the Company’s directors and management interests with those of the Company’s shareholders. While the Company’s bylaws do not formerly require a separation of the Chairman of the Board and Chief Executive Officer positions, these positions are currently held by different people. The Company believes that separation of these two positions provides for appropriate oversight and review of management performance. In addition, it allows for an independent and objective assessment of agenda items to be considered at board or committee meetings. The Company has not selected a lead director; however, David K. Page has been appointed to chair executive sessions of the Board of Directors. The Board of Directors has a practice of conducting executive sessions at each of the regularly scheduled Board and Committee meetings. The Board of Directors conducts executive sessions with the Chief Executive Officer, along with other executive officers as it deems appropriate and necessary. Also, the Audit Committee, conducts executive sessions with the Company’s Chief Financial Officer, Chief Actuary, Director of Corporate Audit and General Counsel.

The Board of Directors is responsible for oversight of the Company’s risk management process. During 2010, the Board of Directors dissolved the Risk Management and Finance Committee and Investment Committee as a part of a committee reorganization of the Board. As a result, the primary function of managing the risk management process was assumed by the Board of Directors. Each quarter, the Board of Directors receives an updated risk assessment, as well as an enterprise risk management report with respect to the Company’s approach to the management of significant risks, including monitoring and mitigation efforts, where applicable. Management is responsible to identify, assess, and manage the risks relating to the Company’s strategy and business objectives. These efforts, along with the Board of Directors oversight, are reviewed and discussed at each regular board meeting. While the Board of Directors has the primary responsibility, other committees of the Board of Directors also have the role in the process as outlined by each of their respective Charters. The Board of Directors with assistance of the Audit Committee, is responsible for reviewing, assessing and monitoring the significant risks or exposures in the accounting and financial reporting areas of the Company and assuring that management has implemented the appropriate monitors to control such risks, as well as minimize the Company’s risk exposure. The Board of Directors is authorized to retain, if necessary, risk management consultants to assist the Board of Directors in this process. The Board of Directors is responsible for developing an investment policy that ensures the Company’s investment portfolio is aligned with the risk profile of the Company. The Compensation Committee is responsible for adopting compensation policies that increase shareholder value, avoid undue risk taking by the Company, appropriately reward executives and employees for performance and assure that the Company’s compensation policies and practices are adequately disclosed to the public. The Governance and Nominating Committee is responsible for overseeing matters relating to the nomination, selection and evaluation of its directors, reviewing and approving any related-party transactions, as well as assuring that the Company has an effective corporate governance policy, which complies with the current rules of the New York Stock Exchange and SEC.

Independence Determination

The Board of Directors has determined that Messrs. Greenberg, Naftaly, Page, Sturgis, Thal, Tyner, Fix, Maffett and Ms. Mark are independent, in accordance with the New York Stock Exchange’s independence standards, as modified or supplemented, and these directors have no other relationship that would impair such independence.

Executive Sessions

Executive sessions of non-management directors were held at four of the six regularly scheduled meeting of the Board of Directors, as well as at each meeting of the Audit, Governance and Nominating, Risk Management and Finance, Audit, Investment and Compensation Committees. Executive sessions are presided over by the Chairman of each Committee, with David K. Page presiding over the executive sessions of the Board of Directors.

Committees of the Board of Directors

The Board of Directors has established Board Governance Guidelines. Also, the Board of Directors has established an Audit, Compensation and Governance and Nominating Committees of the Board. These Committees of the Board of Directors have adopted a Committee Charter. The Risk Management & Finance and Investment Committees were dissolved in 2010 with the Board of Directors assuming their respective duties. The Charters for the Audit, Compensation and Governance and Nominating Committee are available on the Company’s website at www.meadowbrook.com.

Audit Committee

The Audit Committee is responsible for reviewing the services of the Company’s independent registered public accounting firm and third-party actuaries, consults with the accountants and actuaries, reviews the financial statements and loss reserves of the Company and internal controls of the Company and monitors the Corporate Audit Department of the Company. The Audit Committee also assists the Board of Directors with developing and implementing policies that govern how the Company identifies, evaluates, monitors and minimizes risk. The Audit Committee members are: Bruce E. Thal (Chairman), Robert F. Fix, Robert H. Naftaly, Jeffrey A. Maffett, and Robert W. Sturgis. The members of the Audit Committee satisfy the independence and experience requirements established by the New York Stock Exchange. In addition, the Board of Directors has determined that Chairman, Bruce E. Thal, qualifies as a “financial expert,” as defined by the SEC. The Audit Committee met four times in 2010. The Audit Committee Report is set forth later in this proxy statement.

Compensation Committee

The Compensation Committee is responsible for assuring that our named executives are appropriately compensated in relation to their duties, responsibilities and performance and that executive compensation plans are aligned with long-term shareholder value and are designed so as to avoid undue risk to the Company. The Compensation Committee’s Charter authorizes the Compensation Committee to review and approve the goals and objectives for the Chief Executive Officer, evaluate his or her performance and approve his or their compensation. The Compensation Committee recommends to the Board of Directors the base salary levels, bonuses and equity compensation for the Chief Executive Officer. In addition, the Compensation Committee approves the guidelines to determine salary levels, bonuses and equity compensation for other executive officers and managers of the Company. The Compensation Committee reviews and makes recommendations with respect to the Company’s compensation plans and is responsible for administering any equity awards under the Company’s 2002 Amended and Restated Stock Option Plan, the 2009 Equity Compensation Plan and the Long Term Incentive Plan. All members of the Compensation Committee satisfy the independence requirements established by the New York Stock Exchange. The Compensation Committee has authority to directly retain outside consultants of its selection to assist with the development of the Company’s compensation and benefits programs. In 2010, the Compensation Committee retained Pay Governance to review and assess the Company’s compensation policies and plans.

The Compensation Committee members are Robert H. Naftaly (Chairman), Hugh W. Greenberg, David K. Page, and Herbert Tyner. The Compensation Committee met four times in 2010. The Compensation Committee Report is set forth later in this proxy statement.

Risk Management and Finance Committee

The Risk Management and Finance Committee was responsible for assisting the Board of Directors with its oversight of risk management, financial, capital, lending, litigation, acquisitions, loss reserves and other strategic matters relating to the business of the Company. In 2010, the Board of Directors dissolved this Committee. The Board of Directors assumed the Committee’s duties and responsibilities. In order to sufficiently perform these duties and functions, the Board of Directors added four additional Board meetings each year. The Board of Directors now regularly meets eight times per year as opposed to four times. The former members of the Risk and Finance Committee were David K. Page (Chairman), Hugh W. Greenberg, Robert W. Sturgis, Robert H. Naftaly, Bruce E. Thal, Merton J. Segal and Robert S. Cubbin. The Risk Management and Finance Committee met one time in 2010.

Investment Committee

The Investment Committee was responsible for establishing the Company’s Investment Policy Guidelines, approving investment transactions of the Company, monitoring the Company’s outside investment manager and monitoring the performance of the portfolio, as well as adherence to the Company’s Investment Policy Guidelines so as to ensure that the portfolio is aligned with the Company’s risk profile. In 2010, the Board of Directors dissolved this Committee. The Board of Directors assumed the Committee’s duties and responsibilities. In order to sufficiently perform these duties and functions, the Board of added four additional Board meetings each year. The Board of Directors now regularly meets eight times per year as opposed to four times. The former members of the Investment Committee members were Joseph S. Dresner (Chairman), Robert S. Cubbin, Jeffrey A. Maffett, Florine Mark, David K. Page, Merton J. Segal and Bruce E. Thal. The Investment Committee met one time in 2010.

Governance and Nominating Committee

The Governance and Nominating Committee reviews the criteria for the selection of senior executives and directors of the Company. The Governance and Nominating Committee reviews the performance of the directors and recommends directors for election to the Board. The Governance and Nominating Committee monitors compliance with the Company’s Code of Conduct and Business Ethics Policy, as well as other corporate governance policies. The Governance and Nominating Committee also reviews and approves any related-party transactions involving the Company and its directors and officers. The Governance and Nominating Committee members are Hugh W. Greenberg (Chairman), Robert F. Fix, Florine Mark, and Herbert Tyner. The Governance and Nominating Committee met three times in 2010.

The Charter for the Governance and Nominating Committee is available to shareholders on the Company’s website, at www.meadowbrook.com. Each member of the Governance and Nominating Committee is independent as defined in the New York Stock Exchange’s independence standards, as those standards have been modified or supplemented, and these Directors have no other relationship that would impair their independence.

The Governance and Nominating Committee will consider director candidates recommended by shareholders. Such recommendations must be made pursuant to timely notice in writing to:

Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, Michigan 48034-2438
Attention: Governance and Nominating Committee

The Governance and Nominating Committee has not established specific minimum qualifications or skills for directors to possess. The Governance and Nominating Committee uses a subjective process for identifying and evaluating nominees for director, based upon the information available to members of the Governance and Nominating Committee and the current needs of the Company. While the Governance and Nominating Committee does consider diversity as one of several criteria for eligibility, the Company has not adopted a formal diversity policy. The Governance and Nominating Committee does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a shareholder or director. Historically, nominees have been the existing directors or persons with significant management, insurance, accounting, actuarial, legal, banking, investment or business experience.

Code of Conduct

The Company has adopted a Code of Conduct and Business Ethics Policy (the “Code of Conduct”) that applies to all of its employees, officers and directors, including its principal executive officer, principal financial officer, chief accounting officer or persons performing similar functions. Annually, the Company reviews it for any amendments, which thereafter would be reviewed and approved by the Governance and Nominating Committee and the Board of Directors. The Company updated the Code of Conduct in 2010, and the revisions were approved by the Governance & Nominating Committee and ratified by the Board of Directors.

The Company’s Code of Conduct contains written standards that are intended to deter wrongdoing and promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	Full, fair, accurate, timely, and understandable disclosures in reports and documents that we file with, or submit to, the SEC and in other public communications we make;
•	Compliance with applicable governmental laws, rules and regulations;
•	Prompt internal reporting of violations of the Code of Conduct to an appropriate person;
•	Accountability for adherence to the Code of Conduct; and
•	Whistleblower Policy.

The Company has also posted the Code of Conduct on its website at www.meadowbrook.com. The Company will provide a copy of the Code of Conduct to any person, without charge and upon request. Requests for a copy of the Code of Conduct, Board Governance Guidelines or Committee Charters should be made to the Secretary of the Company at 26255 American Drive, Southfield, Michigan 48034. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our Code of Conduct that applies to our principal executive officer, principal financial officer, controller or persons performing similar functions and that relates to any element of the code definition enumerated in SEC, Regulation S-K, Item 406(b) by posting such information on our website at www.meadowbrook.com within four business days following the date of the amendment or waiver. To date, no such waivers have been made.

Whistleblower Policy

In addition, the Company has a Whistleblower Policy, which allows employees to anonymously report suspected unethical or illegal conduct on the part of employees. Employees have access to a 24 hour a day service, 7 days a week where they can report legal or ethical concerns, including, without limitation, concerns about accounting, internal controls or other audit matters. Individuals may choose to remain anonymous to the extent allowed by law. The Company prohibits retaliatory actions against anyone, who in good faith, avails themselves of the anonymous reporting service. The Company’s Whistleblower line is serviced by a third-party vendor of the Company. All reports are sent to the Audit Committee Chairperson and investigated by the Compliance Officer, who reports the results of the investigation to the Audit Committee of the Board of Directors for further action.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former employee of the Company or any of its subsidiaries. No member of the Compensation Committee had any relationship with the Company, which would have required disclosure in this Proxy Statement under the caption Certain Relationships and Related Party Transactions. No executive officer of the Company served on the Compensation Committee or as a director of any other entity whose executive officer(s) served on the Company’s Compensation Committee or Board of Directors.

Shareholder Communications with Directors

Any shareholder may communicate directly with the Board of Directors, or with any one or more individual members of the Board. A shareholder wishing to do so, should address the communication to “Board of Directors” or to one or more individual members of the Board and submit the communication to the Company at the address of the Company noted on the first page of this Notice of Meeting and Proxy Statement. All such communications received by the Company and addressed to the Board of Directors will be forwarded to the Chairman of the Board, or to the individual member or members of the Board, if addressed to them.

All of these communications will be reviewed by our Secretary to filter out communications that are not appropriate, specifically, spam or communications offering to buy or sell products or services. The Secretary will forward all remaining communications to the appropriate directors.

Any interested party may communicate with our non-management directors by writing to:

Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, Michigan 48034
Attention: Independent Directors

COMPENSATION OF DIRECTORS

Director Compensation

The following table provides information regarding compensation paid to the individuals who served as non-employee directors of the Company during the year ended December 31, 2010:

	Fees Earned or Paid in Cash		Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Name	($)		($)	($)	($)	($)	($)		($)

Joseph S. Dresner	3,000	(1)	-	-	-	-	-		3,000
Robert F. Fix	64,500		-	-	-	-	-		64,500
Hugh W. Greenberg	72,500		-	-	-	-	-		72,500
Jeffrey A. Maffett	66,000		-	-	-	-	-		66,000
Florine Mark	61,500		-	-	-	-	-		61,500
Robert H. Naftaly	80,500		-	-	-	-	-		80,500
David K. Page	77,500		-	-	-	-	-		77,500
Merton J. Segal	63,000		-	-	-	-	203,500	(2)	266,500
Robert W. Sturgis	66,000		-	-	-	-	-		66,000
Bruce E. Thal	79,000		-	-	-	-	-		79,000
Herbert Tyner	64,500		-	-	-	-	-		64,500

(1) Mr. Dresner retired from the Board of Directors of Meadowbrook Insurance Group, Inc. effective May 18, 2010.

(2) Compensation includes fees paid to Mr. Segal under his Consulting Agreement, as described in Certain Relationships and Related Party Transactions.

a. Director Compensation

In general, it has been the practice of the Company to set pay for directors based upon market median levels, considering the total number of directors, cost implications and other general considerations. In the past, the Company has compensated directors solely in cash largely because most of our directors have accumulated a substantial number of shares in the Company over the last several years.

For 2010, the Company paid outside directors a $45,000 cash retainer and a meeting fee of $1,500 for board and committee meetings. In addition, the Chairperson of the Audit, Risk Management & Finance and Compensation Committees received a retainer of $10,000 and the Chairperson of the Governance & Nominating and Investment Committees received a retainer of $5,000. The Company dissolved the Risk Management & Finance Committee and the Investment Committees in 2010 with their duties and responsibilities being assumed by the Board of Directors.

b. Stock Ownership Guidelines

The Company had an informal policy requiring directors to own stock in the Company. The current directors own a substantial number of shares in the Company. The Committee adopted formal stock ownership guidelines for directors in February, 2011. The Committee agreed and adopted a formal policy that directors shall acquire (within a 5 year period) and own shares in the Company equal to at least 2x times their annual board retainer.

The Committee approved each of the above actions, which were ratified and approved by the Board of Directors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of the Record Date the beneficial ownership of the Company's common stock by: (i) each person known by the Company to beneficially own five percent or more of such shares, (ii) each nominee and incumbent director, (iii) each person named in the Summary Compensation Table, and (iv) all nominees and incumbent directors and Executive Officers as a group, together with their respective percentage ownership of the outstanding shares. Unless otherwise indicated, each individual has sole investment and voting power with respect to such shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Directors and Executive Officers
Kenn R. Allen (Executive Officer)	64,678		*
Stephen A. Belden (Executive Officer)	35,551		*
Michael G. Costello (Executive Officer)	60,903		*
Robert S. Cubbin (Executive Officer and Director)	440,692		*
James M. Mahoney (Executive Officer)	68,340		*
Joseph E. Mattingly (Executive Officer)	39,223		*
Archie S. McIntyre (Executive Officer)	85,527		*
Karen M. Spaun (Executive Officer)	92,853		*
Robert C. Spring (Executive Officer)	18,245		*
Christopher J. Timm (Executive Officer)	370,120		*
Robert F. Fix (Director)	51,500	(2)	*
Hugh W. Greenberg (Director)	110,512	(3)	*
Jeffrey A. Maffett (Director)	273,690	(4)	*
Florine Mark (Director)	21,500	(5)	*
Robert H. Naftaly (Director)	51,500		*
David K. Page (Director)	175,500	(6)	*
Merton J. Segal (Chairman of the Board)	1,291,106	(7)	2.4%
Robert W. Sturgis (Director)	30,200		*
Bruce E. Thal (Director)	187,500	(8)	*
Herbert Tyner (Director)	187,877	(9)	*
All Directors and Executive Officers as a group	3,657,017		6.9%

5% Beneficial Owners (excluding Directors and Executive Officers)
BlackRock, Inc	4,191,444	(10)	7.9%
Dimensional Fund Advisors, Inc.	4,558,357	(11)	8.6%
Goldman Sachs Asset Management	4,227,199	(12)	7.9%
Royce & Associates	4,059,367	(13)	7.6%
All Directors, Executive Officers and 5% Beneficial Owners	20,693,384		38.9%
__________
 * Less than 1%.

(1)	Address is 26255 American Drive, Southfield, Michigan 48034.

(2)	Includes 12,500 shares held by Mr. Fix’s spouse.

(3)	Includes 110,512 shares held by a family Trust established by Mr. Greenberg.

(4)
Includes 121,065 shares held by Colonial Banc Corp. Mr. Maffett is Chairman of the Board and may be deemed to share beneficial ownership of these shares. Also, includes 700 shares owned by the Colonial Banc Corp. Profit Sharing Plan and 1,187 shares owned by Mr. Maffett’s spouse.

(5)	These shares are held in trust by Ms. Mark.

(6)	Includes 24,000 shares held by Mr. Page’s spouse, who holds them as custodian for Mr. Page’s grandchildren.

(7)	Includes 1,289,606 shares held in a trust by Mr. Segal’s spouse.

(8)
Includes 26,000 shares held in trust by Mr. Thal's spouse and 65,500 shares held in trust by Mr. Thal. Also includes 54,000 shares in a partnership and 2,000 shares held in trust by Mr. Thal's grandnephews. Mr. Thal may be deemed to share beneficial ownership in these shares held by his grandnephews, because he has voting power over these shares.

(9)
Includes 136,377 shares held by Hartman & Tyner, Inc. Mr. Tyner is President and is greater than 10% stockholder of Hartman & Tyner, Inc. Mr. Tyner may be deemed to share beneficial ownership of these shares.

(10)
Address is 40 East 52nd Street, New York, NY 10022. Based on the Schedule 13G filed with the SEC dated February 7, 2011, BlackRock, Inc. held sole voting power and sole dispositive power of 4,191,444 shares.

(11)
Address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746. Based on a Schedule 13G filed with the SEC dated February 11, 2011, Dimensional Fund Advisors, Inc. held sole voting power of 4,461,039 and sole dispositive power of 4,558,357 shares.

(12)
Address is 200 West Street, New York, NY 10282. Based on Schedule 13G filed with the SEC dated February 14, 2011, Goldman Sachs Asset Management held shared voting power of 3,989,109 and shared dispositive power of 4,227,199 shares.

(13)
Address is 745 Fifth Avenue, New York, NY 10151. Based on the Schedule 13G filed with the SEC dated January 18, 2011, Royce & Associates held sole voting power and sole dispositive power of 4,059,367 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s directors, executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and any subsequent changes in ownership with the SEC within prescribed time limits. The Company believes that, for the reporting period January 1, 2010 to December 31, 2010, all executive officers, directors, and ten percent or more shareholders complied with the reporting requirements under Section 16(a).

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The compensation discussion and analysis set forth below provides an explanation of the Company’s compensation programs, including the objectives of such programs and the rationale for each element of compensation, for our named executive officers, which includes our President & Chief Executive Officer, Robert S. Cubbin, our Senior Vice President - Chief Financial Officer, Karen M. Spaun, and our other three most highly compensated executive officers, Executive Vice President, Christopher J. Timm, our Senior Vice President - General Counsel & Secretary, Michael G. Costello and our Senior Vice President – Chief Actuary, Stephen A. Belden. This section also describes the actions and decisions of the Compensation Committee of the Company’s Board of Directors, as well as our Board of Directors as they relate to our 2010 compensation decisions. The discussion is divided into the following sections:

I.	Executive Summary

II.	Compensation Objectives

III.	Role of Compensation Committee, Compensation Consultant and Management

IV.	Elements of Total Compensation

V.	Factors Considered When Determining Total Compensation

VI.	2010 Compensation Decisions

I.	Executive Summary

The objectives and major elements of the Company’s executive compensation program did not materially change from 2009 to 2010. While the Company regularly reviews and up-dates our compensation programs, we believe consistency in our compensation program and philosophy is important to effectively attract, motivate and reward performance, retain top-level management and create shareholder value. The Company continues to provide our named executive officers with total annual compensation that includes three principal elements: base salary, performance-based annual cash incentive awards, and long-term equity-based incentive awards. The Company also provides our executives with severance and health and welfare benefits. The Company compensation program continues to emphasize performance-based pay. A significant portion of each executive’s total annual compensation is at risk and is dependent upon the Company’s achievement of specific, measurable performance goals. The Company’s performance-based pay is designed to align our executive officers’ interests with those of our shareholders and are intended to promote the creation of shareholder value, without encouraging excessive risk-taking. In addition, our equity program rewards long-term stock performance.

In early 2010, the Compensation Committee decided not to award any salary (merit) increases to our named executive officers. The Compensation Committee decided to maintain the salaries of our named executives at 2009 levels. The Compensation Committee determined that this action was appropriate to reflect the Company’s efforts to manage expenses and because adjustments had been made in early 2009 based upon the recommendation of the compensation consultant who had been retained to analyze our executive compensation following our merger with ProCentury Corporation in 2008.

Payments under our performance based annual incentive plan for 2010 reflect the Company’s performance, as well as achievement of our 2010 performance goals and objectives. As discussed further under the heading 2010 Compensation Decisions - Annual Bonuses, the Company substantially achieved our corporate financial goals and objectives for 2010, including our goals relating to earnings per share net operating income, return on beginning equity, leverage ratio, combined ratio, gross written premium, net earned premium, net commissions and fees and investment income. Specifically, our earnings per share net operating income was $1.07, which was above the target goal of $0.93; operating income was $58.2 million, which was above the target goal of $53.5 million; return on beginning equity was 11.9%, which was above the target goal of 10%; the gross leverage ratio was 2.2 to 1 and the net leverage ratio was 1.9 to 1, which were within the gross leverage target goal of 3 to 1 and the net leverage target goal of 2.5 to 1; the combined ratio was 95.0%, which was below the target goal of 95.6%; and net investment income was $54.2 million, which was slightly above the target of $54.0 million. Gross written premium was $801.9 million. While below the target of $835.0 million, the Committee noted the difference was largely driven by pricing adequacy and underwriting decisions, as opposed to production shortfall. Net earned premium was $659.8 million, which was in line with a target of $660.0 million. Net commissions and fees were $34.2 million, which were below the target of $37.0 million, which was largely driven by the loss of one contract, soft market condition and economic conditions in the self-insured market.

In evaluating the Company’s performance, the Compensation Committee also considered several other operational achievements that were critical to the Company’s success in 2010. Namely, the continued integration of ProCentury Corporation has enabled the Company to develop synergistic opportunities for the Company across lines of business and helped maintain the Company as a significant excess and surplus company in the marketplace. The Compensation Committee also considered the fact that the Company maintained its compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and has integrated an enterprise risk management process within the Company’s operations. Finally, the Compensation Committee acknowledged the Company’s launch of several new programs and initiatives in 2010, which are expected to contribute to the Company’s gross written premium and revenue expectations for 2011 and beyond.

II.	Compensation Objectives

Our compensation policy for the Company’s named executive officers is similar to that of other similar executives and is intended to promote, attract and retain a talented pool of management, encourage continued performance and attainment of corporate and personal goals, as well as, further promote our success by aligning the executive officers’ financial interests with long term shareholder value.

We believe these objectives are accomplished by providing our executives with a competitive mix of short and long-term compensation, by rewarding excellent performance, and by linking a significant portion of each officer’s compensation to specific, measurable performance goals.

III.	Role of Compensation Committee, Compensation Consultant and Management

Compensation Committee

The Compensation Committee of the Board is, among other things, authorized by its Committee Charter (the “Charter”) to assure that the Company’s management is appropriately compensated in relation to their duties, responsibilities, performance and that executive compensation plans are aligned with long-term shareholder value and do not expose the Company to undue risk. The Charter authorizes the Compensation Committee to review the budget of the Company, as well as the annual performance goals and objectives for the Company, Chief Executive Officer and its executive officers, evaluate the Chief Executive Officer’s performance in relation to the goals and objectives and approve his compensation (base salary, annualized bonus, long term incentive or other equity awards). The Compensation Committee is responsible for reviewing recommendations made by the Chief Executive Officer relating to the compensation of the principal executive officers who report to the Chief Executive Officer. In addition, the Compensation Committee is responsible for the administration of our annualized bonus plan, long term incentive plan, as described below, as well as other equity-based compensation. Finally, the Compensation Committee is authorized to periodically review our compensation philosophy relating to salaries, bonuses, long term incentives and other equity-based compensation paid to our senior management so as to assure the Company remains competitive with similar companies in the insurance industry. The Compensation Committee is authorized by its Charter to retain a compensation consultant to assist the Compensation Committee with the performance of its duties.

Compensation Consultant

The Compensation Committee retained Pay Governance as its independent compensation consultant. Pay Governance advises the Compensation Committee with regard to the general competitive landscape and trends in compensation and executive and director compensation matters, including (i) competitive benchmarking for salary and incentive compensation for executive officers, as well as benchmarking for director compensation, (ii) incentive plan design, (iii) performance metrics, (iv) peer group selection, and (v) updates on best practices and trends in executive and director compensation. Pay Governance periodically attends meetings of the Compensation Committee and participates in the Committee’s executive sessions, as well. Pay Governance is directly accountable to the Compensation Committee and the Committee reviews all fees paid to Pay Governance for such compensation advice.

Role of the CEO in Determining Executive Compensation

While the Compensation Committee has the responsibility to approve and monitor all compensation for our named executive officers, our CEO plays an important role in determining executive compensation. At the Compensation Committee’s request, our CEO assists the Compensation Committee by providing his evaluation of the performance of the executive officers who report directly to him, and recommends compensation levels for such officers.

IV.	Elements of Total Compensation

The table below summarizes the elements of our total compensation program.

Compensation Element	Key Features
Base Salary
Base salary is designed to provide a level of assured cash compensation sufficient, together with performance based incentives, to motivate executives to perform at a consistently high level. Base salary is established based on various criteria consisting of level of responsibility, corporate performance, personal contribution to our success, experience, expertise and market data for our competitors in the insurance industry. Generally, we believe executive base salaries should be set within the competitive range of salaries for executives in similar positions at comparable companies. For an experienced, consistent performing executive, the Committee has established as a general guideline plus or minus ten percent of the market median for similar positions. Generally, base salaries are reviewed in conjunction with an independent review performed by our compensation consultant, which for the last several years has been every other year. Merit increases or adjustments are awarded based on such review and the achievement of corporate and individual performance objectives.

Annual Bonus Plan
The Company’s Annual Bonus Plan, which provides performance-based cash bonuses, has been adopted to incentivize our executive officers and other members of management to achieve our corporate performance objectives. Criteria for determining the named executive officers’ annual incentive bonus includes achievement of corporate financial performance goals and objectives, corporate operational performance, personal contribution to our success, and individual performance.

The Annual Bonus Plan is a discretionary cash bonus plan premised upon a targeted growth in net after-tax earnings on a year over year basis. Each year, the Compensation Committee and our Board of Directors establish a new target based upon prior year performance and the forecasted performance levels anticipated for the following year. If the minimum threshold is met, the Annual Bonus Plan is funded from 0% up to a maximum cap of 120% of the targeted bonus pool. The amount of the bonus pool is established by aggregating the individual targets for each participant, which is a percentage of the employee’s salary. An employee’s actual award may be above or below his or her target based upon achievement of corporate performance objectives and their individual performance for the year. The targets for the named executive officers are reviewed and established by the Compensation Committee as a part of our competitive benchmarking study, which is performed by the Company’s compensation consultant. The remaining targets for other members of management are reviewed and approved by the Compensation Committee.

At the end of the year, the Compensation Committee and the Board of Directors review our performance in relation to the pre-determined performance targets and then finalize the total bonus pool available to pay cash bonuses to the executive officers and the management team based upon achievement of our corporate goals and individual performance. Ultimately, all targets, as well as actual awards are reviewed and approved by the Compensation Committee and the Board of Directors.

See VI. 2010 Compensation Decisions below for a discussion of our 2010 annual bonuses.

Compensation Element	Key Features
Long Term Incentive Plan
The Company provides the opportunity for our named executive officers and other executives to earn a long-term incentive award under our Long Term Incentive Plan (the “LTIP”). The LTIP is intended to provide an incentive to management to improve performance over a three-year period, thereby increasing long-term shareholder value. The LTIP is not discretionary and is based upon a target for an average three-year return on beginning equity and growth in net operating income. One-half of any LTIP award is paid in cash and one-half is paid in common stock. The cash portion of the award is paid in three annual installments, with the first payment being paid as of the end of the performance period. The remaining two payments would be paid in the subsequent two years. Any unpaid portion of a cash award is subject to forfeiture if the participant voluntarily leaves, or is discharged for cause. The stock portion of the award is issued as a stock award under the terms and conditions of our 2002 Amended and Restated Stock Option Plan or 2009 Equity Compensation Plan as of the end of the performance period. The number of shares of common stock earned is based upon the closing stock price at the beginning of the performance period. A participant’s target is established by the Committee as a part of our competitive benchmarking study, which is performed by the Company’s compensation consultant. The Compensation Committee and the Board approve the target award.

A participant’s targeted award, which is a percentage of his or her salary, is established at the beginning of the three-year performance period. The participant’s target is a percentage of his or her salary. The Chief Executive Officer and the executive officers awards are capped at 160% of their respective salaries. Ultimately, all actual awards under the LTIP are reviewed and approved by the Compensation Committee and the Board of Directors before distribution.

In 2009, the Company established a new 2009 – 2011 LTIP Grant (“2009 LTIP Grant”) based upon a newly established target for an average three-year return on beginning equity and growth in net operating income. Participants are not eligible for any awards under the 2009 – 2011 LTIP Grant until December 31, 2011, which is the end of the performance period. See our 2010 proxy statement for a discussion of our 2009 LTIP Grant.

Stock Options and Restricted Stock
In addition to the above, the Company’s variable compensation plans also provide for the granting of stock options or stock awards under our 2002 Amended and Restated Stock Options Plan and the 2009 Equity Compensation Plan, which are intended to further the interests of our shareholders by attracting, retaining, and motivating key management. The plans provide for the grant of stock options (which may be nonqualified options or incentive stock options for tax purposes) and restricted stock awards.

The Compensation Committee is authorized to determine the terms and conditions of all restricted stock awards and option grants, subject to the limitations that the option price per share may not be less than the fair market value of a share of common stock on the date of grant and the term of an option may not be longer than ten years. Payment of the option price may be made in any manner specified by the Compensation Committee (which may include payment in cash or common stock or by “cashless exercise”). Since 2003, the Company has chosen not to issue any stock options.

Compensation Element	Key Features

The Compensation Committee has authorized the use of stock awards to the named executive officers and certain other member of executive management. Issuance of stock awards is in the discretion of the Committee and Board of Directors. To be eligible, the Company must achieve its targeted growth in after-tax-earnings on a year over year basis, as well as substantially meet it corporate goals and objectives for the year. Issuance of stock awards is in the sole discretion of the Compensation Committee. Awards vest over a 4 year period and are subject to forfeiture in the event of a voluntary termination or a termination for cause. The Company’s use of stock awards is the result of competitive benchmarking studies completed by our compensation consultants in 2010 which determined that our equity compensation plans target awards for our named executive officers and certain other members of executive management were well below the market median for such positions. Use of stock awards was recommended by the compensation consultant to assure our equity plans remained competitive, while providing a separate retention-focused incentive to supplement LTIP awards and achieve other Company objectives. All stock awards are reviewed and approved by the Compensation Committee and the Board of Directors.

See VI. 2010 Compensation Decisions below for a discussion of our 2010 awards.

Retirement Benefits
The Company provides retirement benefits to our named executive officers to encourage retirement savings in a tax-efficient manner and encourage retention. Retirement benefits are provided under our 401(k) Profit Sharing Plan covering all eligible employees and through our Executive Nonqualified Excess Plan (the “Excess Plan”).

Our 401(k) Profit Sharing Plan provides for immediate vesting of benefits for participant contributions. The Company’s matching of contributions commences 6 months after a participant starts with the Company. The Company may, but is not required to, contribute 50% of an employee’s contribution up to 6% of the employee’s salary, subject to maximum amount $7,350.

The Company’s Executive Nonqualified Excess Plan is intended to be a nonqualified deferred compensation plan. The Executive Nonqualified Excess Plan allows eligible employees, including the named executive officers, to defer receipt of current compensation in order to save for retirement and other needs, as provided for in the Executive Nonqualified Excess Plan. Deferred amounts are credited with earnings or losses based on the rate of return of funds selected by the participants in the plan. The Executive Nonqualified Excess Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for eligible employees. The Company does not make contributions to participants’ accounts under the Executive Nonqualified Excess Plan. Participants may defer up to 100% of salary and bonus payments. Distributions are made in either a lump sum or installments over a period not to exceed five years as chosen by the executive at the time of the deferral.

Health & Welfare Benefits
The Company provides market competitive health and welfare benefits to executives and their dependents to promote healthy living. Health and welfare benefits, including medical, dental, vision, life and disability coverage, are available to all employees.

Severance
The Company has severance arrangements with our Chief Executive Officer and our other named executive officers, which are provided through their employment agreements, the terms of which are described in detail in this proxy statement. The purpose of our severance arrangements is to provide a measure of financial security in the event an executive’s employment is terminated without cause and to encourage retention and dedication by our named executive officers.

Compensation Element	Key Features
Executive Perquisites
The Company provides the opportunity for our named executive officers to receive certain perquisites, such as automobile allowances and reimbursement for club membership dues. In addition, our named executive officers, as well as other employees, may occasionally receive tickets to sporting events or entertainment for personal use if the tickets are not needed for business use, for which we do not incur incremental costs. These benefits are provided as an additional incentive for our executives and to remain competitive within the marketplace for such talent. These perquisites are described in the Summary Compensation Table in this proxy statement.

V.	Factors Considered When Determining Total Compensation

Meadowbrook Peer Group Compensation — our Starting Point. When making compensation decisions, we review the compensation paid to our CEO and other named executive officers relative to the compensation paid to similarly-situated executives among insurance companies. This practice is often referred to as “benchmarking.” We believe benchmarks are helpful and provide an initial point of reference. Although we also use the other factors set forth below in reviewing compensation, competitive benchmarking is a starting point in our evaluation of total executive compensation.

The Compensation Committee is provided benchmarking market data compiled by its independent compensation consultant and our human resources department. This comparative information provides a basis for the evaluation of the compensation paid to our named executive officers. The Compensation Committee then reviews the benchmarking data together with each officer’s job responsibilities and individual performance, internal pay equity, and performance against pre-established targets in making compensation decisions.

The Compensation Committee generally sets total compensation targets for our executives, including base salary, performance-based annual incentives, and long-term equity awards, within a competitive range (plus or minus ten percent) of the market median for the position. However, because comparative data is just one of several inputs that are used in determining executive officer compensation, pay may vary from the targeted level (generally, market median) based on various factors, including:

•	the level of achievement of our pre-established performance goals,

•	our performance against our peer group,

•	individual performance,

•	scope or change in job responsibilities,

•	competitive pressures for that position within the industry,

•	internal equity considerations, and

•	the executive’s industry experience and tenure.

The Company may also have deviated from the above guidelines in limited circumstances, which have included when an employee was hired at a higher level because of market conditions, the employee has assumed greater responsibilities than originally anticipated or the employee was hired as a part of an acquisition and an inherited employment agreement had previously established the compensation.

Meadowbrook’s Peer Group. The Compensation Committee reviews Meadowbrook’s peer group to ensure that the companies selected are appropriate. The peer group is used to review executive officer and director compensation. Regarding executive officer compensation, the peer group is used to benchmark CEO pay level and executive pay plan practices, such as, annual and long-term incentive plan design. Market pay benchmarking for the CEO and other executive officer positions relative to comparably-sized insurance companies is also conducted by the Company’s compensation consultant using various applicable published compensation surveys. The list below presents the peer group used by the Compensation Committee for CEO pay comparisons and incentive plan designs. All of the peer group companies were included within the review. The peer group consisted of twenty companies, comprising companies similar in size and revenue to the Company.

AmTrust Financial Services, Inc.	Infinity Property & Casualty
Argo Group International, Ltd.	Mercer Insurance Group, Inc.
CNA Surety Group	Navigators Group, Inc.
Donegal Group, Inc.	One Beacon Insurance Group, Ltd.
EMC Insurance Group, Inc.	ProAssurance Group, Inc.
Employers Holdings, Inc.	RLI Corp.
First Mercury Financial Corp.	Safety Insurance Group
Hallmark Financial Services, Inc.	Selective Insurance Group
Harleysville Group, Inc.	State Auto Financial Corp.
HCC Insurance Holdings, Inc.	Tower Group, Inc.

Internal Pay Equity. We also believe that our executive compensation program must be internally consistent in order to motivate our employees as a whole to create shareholder value. We are committed to internal pay equity and our Compensation Committee monitors, on an annual basis, the relationship between the compensation of our named executive officers, other management levels and the compensation of our non-managerial employees.

VI.	2010 Compensation Decisions

Base Salary

In early 2010, the Compensation Committee decided not to award any salary (merit) increases to our named executive officers. The Compensation Committee decided to maintain the salaries of our named executives at 2009 levels. The Compensation Committee determined that this action was appropriate to reflect the Company’s efforts to manage expenses and because adjustments had been made in early 2009 based upon the recommendation of the compensation consultant who had been retained to analyze our executive compensation following our merger with ProCentury Corporation in 2008.

Annual Bonuses

In February 2010, the Board of Directors, upon recommendation of the Committee, established target bonus awards based as a percentage of salary for each named executive officer. Mr. Cubbin’s target was 70%, while the target was 50% for Ms. Spaun, Mr. Timm, Mr. Costello and Mr. Belden. The Committee is responsible for evaluating the performance of the Chief Executive Officer, while the Chief Executive Officer evaluates the individual performance of the other named executive officers and provides individual recommendations to the Committee with respect each named executive officer’s award.

For 2010, the Company established ten performance targets for the Company, which were used to assess the performance of the Chief Executive Officer, as well as each of the named executive officers. Generally, the goals and objectives are guidelines with the exception of net operating income. The Company’s flexible business model provides diversification in revenue sources to manage through various cycles of the insurance market, while maintaining a focus on underwriting discipline and net operating profits as opposed to top-line growth. The performance goals included financial, operational and entity-wide control objectives. The financial objective included a minimum target for earnings per share net operating income of not less than $0.93 in order to be eligible to earn 100% or more of the targeted bonus.

The following table illustrates the performance targets for 2010, along with the actual results:

2010 Performance Targets	Target Goals:	Actual Results:
Return on beginning equity	10.0%	11.9%
Earnings per share net operating income	$0.93	$1.07
Combined ratio (or less)	95.6%	95.0%
Net operating income	$53.5 million	$58.2 million
Gross written premium	$835.0 million	$801.9 million
Net earned premium	$660.0 million	$ 659.8 million
Gross written premium and net written premium leverage ratios (should not exceed)	Gross: 3 to1 Net: 2.5 to1	Gross: 2.2 to1 Net: 1.9 to1
Net investment income	$54.0 million	$54.2 million
Net commissions and fees	$37.0 million	$34.2 million

In addition to these performance objectives, the Company established other operational goals, which included implementation of a limited number of new programs, development and implementation of certain information technology initiatives, consideration of strategic acquisitions and continued integration of ProCentury. Further, the entity-wide control objectives included continuance of our enterprise risk management process and risk assessment policy, maintenance of the internal controls over financial reporting and continued compliance with Section 404.

In February 2011, the Committee determined that the Chief Executive Officer and the other named executive officers had achieved substantially all of the performance objectives and operational goals established for the year and that their individual performance was strong. The Committee funded the annual bonus pool at 120% of the targeted pool based upon the strong results described in the table above. The Committee recommended the following annual bonuses:

Robert S. Cubbin - $625,000;

Christopher J. Timm - $250,000;

Karen S. Spaun - $235,500;

Michael G. Costello - $235,500; and

Stephen A. Belden - $198,000.

Mr. Cubbin’s bonus equaled approximately 96% of his annual salary, Mr. Timm’s bonus equaled approximately 64% of his annual salary, and Ms. Spaun and Mr. Costello’s equaled approximately 74% of their salary and Mr. Belden’s equaled approximately 72% of his annual salary.

Long Term Incentive Plan

On February 13, 2009 the Committee and the Board of Directors approved the targets for the 2009-2011 performance period (the “2009 LTIP Grant”). The Company is currently in the third year of the 2009 LTIP. The performance period for the 2009 LTIP ends on December 31, 2011. As such, there have been no awards issued under the 2009 LTIP. This determination will be made in February 2012.

Stock Options and Restricted Stock Awards

The Committee noted that equity compensation for the CEO and the other named executive officers was well below the market median. This was based upon a competitive market assessment conducted in 2008 by the Company’s prior compensation consultant, Towers Watson. This assessment determined the existing LTIP award opportunities were well below the market median for the CEO and the other named executive officers. Towers Watson recommended either increasing the named executive officer’s target LTIP award opportunity or the use of restricted stock awards. The Committee decided that it was appropriate to use restricted stock awards that would vest 20% on the date of the grant and the remaining 80% over a 4 year period. The stock award would be subject to forfeiture in the event of voluntary resignation or a termination for “cause” as defined in the named executive officer’s employment agreement. Awards, if any, would be within the sole discretion of the Committee and would be primarily based upon achieving the targeted growth in after-tax-earnings to qualify for the annual bonus plan, substantial achievement of the corporate goals and objectives of the Company for the year and achievement of any individual goals for the named executive officer.

In February 2010, the Committee determined that the Company primarily achieved targeted growth in after-tax-earnings in order to qualify for the granting of stock awards. The Committee also determined that the Company substantially met its corporate goals and objectives for each year and that the individual performance of the CEO and (upon recommendation of the CEO) the individual performance of the named executive officers warranted the issuance of the following stock awards: Mr. Cubbin – 50,000 shares in 2010; Ms. Spaun, Mr. Timm, Mr. Costello and Mr. Belden – 20,000 in 2010, respectively.

Officer Stock Ownership Guidelines

The Company previously had an informal policy requiring that the CEO and named executive officers own stock in the Company. As part of its assessment, Pay Governance determined that the Company should adopt a formal policy on stock ownership for executives. Based upon typical market practices and the Company’s objectives, Pay Governance recommended the following stock ownership guidelines and thresholds for executive officers: (1) CEO- 5x times his or her salary; (2) 3x - times salary for both the Chief Financial Officer and General Counsel; and (3) 2x times for all other executive officers.

The Compensation Committee approved and the Board of Directors ratified the actions of the Compensation Committee relating to salary, annual bonus awards, restricted stock awards and stock ownership guidelines.

Summary Compensation Table

The following table sets forth information concerning the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three most highly compensated Executive Officers, other than the Chief Executive Officer and Chief Financial Officer, whose total annual salary and bonus exceeded $100,000 and includes all compensation paid to such officers during 2010:

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name and Principal Position	Year	($)	($) (1)	($) (2)	($)	($) (3)	($)	($)	($)
Robert S. Cubbin	2010	650,000	625,000	352,500	-	-	-	39,468	1,666,968
President, Chief Executive Officer and Director	2009	650,000	455,000	580,125	-	580,125	-	42,650	2,307,900
	2008	620,000	144,000	-	-	-	-	34,927	798,927
Karen M. Spaun	2010	315,000	235,500	141,000	-	-	-	17,392	708,892
Senior Vice President and Chief Financial Officer	2009	315,000	158,000	200,813	-	200,813	-	17,631	892,257
	2008	267,000	51,400	-	-	-	-	15,606	334,006
Christopher J. Timm (4)	2010	388,000	250,000	141,000	-	-	-	24,851	803,851
Executive Vice President	2009	388,000	173,000	247,350	-	247,350	-	13,217	1,068,917

Michael G. Costello	2010	315,000	235,500	141,000	-	-	-	24,792	716,292
Senior Vice President - General Counsel and Secretary	2009	315,000	158,000	200,813	-	200,813	-	25,832	900,458
	2008	276,000	53,000	-	-	-	-	23,660	352,660
Stephen A. Belden	2010	275,000	198,000	141,000	-	-	-	18,593	632,593
Senior Vice President - Chief Actuary	2009	275,000	138,000	122,719	-	122,719	-	17,937	676,375
	2008	265,000	51,400	-	-	-	-	15,715	332,115

(1)	Annual Incentive Bonuses are included in this column.

(2)	The dollar amounts shown in this column represent the grant date fair value of shares awarded under the 2010 Stock Award and the 2009 LTIP Grant.

(3)
The amounts shown represent the cash portion of the 2009 – 2011 LTIP Grant. The performance period for the 2009 – 2011 Grant does not end until December 31, 2011. If the performance target for the 2009 - 2011 LTIP is achieved, the cash portion of the award would be paid in three annual installments, with the first payment paid in February, 2012. The remaining two payments will be paid in the subsequent two years. Any unpaid portion of a cash award is subject to forfeiture if the participant voluntarily leaves, or is discharged for cause.

(4)	Mr. Timm was not a named executive officer for fiscal year 2008.

All Other Compensation included in the Summary Compensation Table above includes the following components:

Name	Club Memberships ($)	Auto Allowance ($)	401(k) Matching Contributions ($)	Life Insurance Premiums ($) (1)	Interest Payments ($) (2)	Health Savings Account Contribution ($)	Dividends on Restricted Stock ($) (3)	Total ($)
Robert S. Cubbin	15,610	9,000	7,350	630	428	1,250	5,200	39,468
Karen M. Spaun	-	7,200	7,350	630	132	-	2,080	17,392
Christopher J. Timm	6,341	7,200	7,350	630	-	1,250	2,080	24,851
Michael G. Costello	6,146	7,200	7,350	630	136	1,250	2,080	24,792
Stephen A. Belden	-	7,200	7,350	630	83	1,250	2,080	18,593

(1)	Represents the dollar value of any insurance premiums the Company paid with respect to life insurance for the benefit of the named executive officer.

(2)
Represents interest payments, pursuant to the LTIP, paid in connection with the named executive officer’s LTIP payment for the prior plan year payment, which is paid over a three-year period, as described above.

(3)	Represents dividends paid on the non-vested restricted stock portion of the 2010 Stock Award.

The above table excludes any event tickets of the Company that may have been utilized by the named executive officer for which the Company did not incur any additional incremental costs.

2010 Grants of Plan-Based Awards

The following table shows the grant of an award, as described above within the Compensation Discussion and Analysis, for each named executive officer in the Summary Compensation Table and the estimated future payouts with respect to the 2010 Restricted Stock Award, which vests annually over a four year period with one-fifth of the restricted stock award having vested immediately as of February 23, 2010 and one-fifth vesting each February 23rd for the subsequent four years.

Name	Grant Date	All other stock awards: number of shares of stock (#) (1)	Grant Date Fair Value of Stock Awards ($) (2)
Robert S. Cubbin	2/23/2010	50,000	352,500
Karen M. Spaun	2/23/2010	20,000	141,000
Christopher J. Timm	2/23/2010	20,000	141,000
Michael G. Costello	2/23/2010	20,000	141,000
Stephen A. Belden	2/23/2010	20,000	141,000

(1)
Represents the full award under the 2010 Restricted Stock Award, assuming the award is not forfeited during the remaining four-year period beginning February 23, 2010 and ending February 24, 2014. The award vests annually with one-fifth of the restricted award having vested immediately as of February 23, 2010 and one-fifth vesting each February 23rd for the subsequent four years.

(2)	Represents the full grant date fair value of the stock award valued at the closing price of the Company’s common stock on February 23, 2010, of $7.05.

Long Term Incentive Plan Award

As described above within the Compensation Discussion and Analysis – Long Term Incentive Plan of this proxy statement, the Company grants a long term performance based incentive award to each of our executive officers and other employees pursuant to the LTIP. These incentive awards are based on performance over a three-year period, which is paid one half in cash and one half in Company stock. See our 2010 Proxy Statement for a discussion of our 2009 LTIP Grant.

Stock Options

There were no stock options granted to the named executive officers in 2010.

Outstanding Equity Awards at December 31, 2010

The following table sets forth information regarding Outstanding Equity Awards for each of the Company’s named executive officers as of December 31, 2010.

	Stock Awards

	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#) (1)	($) (3)	(#) (2)	($) (3)

Robert S. Cubbin	40,000	410,000	90,082	923,336

Karen M. Spaun	16,000	164,000	31,182	319,616

Christopher J. Timm	16,000	164,000	38,408	393,686

Michael G. Costello	16,000	164,000	31,182	319,616

Stephen A. Belden	16,000	164,000	19,056	195,321

(1)
Represents the restricted, unvested portion of the 2010 Stock Award, assuming the award is not forfeited during the remaining a four-year period beginning February 23, 2010 and ending February 24, 2014. The award vests annually with one-fifth of the restricted award having vested immediately as of February 23, 2010 and one-fifth vesting each February 23rd for the subsequent four years.

(2)
Represents the stock portion award under the 2009 – 2011 LTIP Grant, which is dependent upon Company performance over a three-year period beginning January 1, 2009 and ending December 31, 2011. An award, if any, will be determined in February, 2012. The stock awards are based on an 85% target award.

(3)	Represents the market value of the stock portion of the 2009-2011 LTIP award and 2010 Stock Award valued at the closing price ($10.25) of the Company’s common stock on December 31, 2010.

2010 Option Exercises and Stock Vested

	Stock Awards

	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#) (1)	($) (2)

Robert S. Cubbin	10,000	70,500

Karen M. Spaun	4,000	28,200

Christopher J. Timm	4,000	28,200

Michael G. Costello	4,000	28,200

Stephen A. Belden	4,000	28,200

(1)
Represents the vested portion of the 2010 Stock Award, which is dependent upon the participants’ continued service over a four-year period beginning February 23, 2010 and ending February 24, 2014. The award vests annually with one-fifth of the restricted award having vested immediately as of February 23, 2010 and one-fifth vesting each February 23rd for the subsequent four years.

(2)	Represents the market value ($7.05) of the 2010 Stock Award valued at the grant date closing price of the Company’s common stock on February 23, 2010.

Nonqualified Deferred Compensation

The following table sets forth information regarding Nonqualified Deferred Compensation for each of our named executive officers as of December 31, 2010.

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year End
Name	($) (1)	($)	($)	($)	($)

Robert S. Cubbin	104,250	-	54,166	-	418,334
Karen M. Spaun	-	-	-	-	-
Christopher J. Timm	-	-	-	-	-
Michael G. Costello	38,100	-	15,899	-	120,390
Stephen A. Belden	41,300	-	30,919	(28,251)	179,345

(1)	All executive contributions shown in the above table are also included in the Summary Compensation Table as part of salary.

The Company’s Executive Nonqualified Excess Plan (the “Excess Plan”) is intended to be a nonqualified deferred compensation plan. The Excess Plan allows certain employees, including the named executive officers, to defer receipt of current compensation in order to provide retirement and other benefits, as provided for in the Excess Plan. The Company does not make contributions to participants’ accounts under the Excess Plan. Deferred amounts are credited with earnings or losses based on the rate of return of funds selected by the participants in the plan. The Excess Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for eligible employees. Participants may defer up to 100% of salary and bonus payments. Distributions are made in either a lump sum or installments over a period not to exceed five years as chosen by the executive at the time of the deferral.

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans. Therefore, the Company’s named executive officers do not participate in any of these types of plans.

Potential Payments upon Termination or Changes in Control

The Company has entered into employment agreements with certain of its named executive officers. The employment agreements provide for payments of certain benefits, as outlined in the table below, upon termination. The named executive officer’s rights upon termination are dependent upon certain circumstances. The employment agreements are described in further detail after the table.

The following table illustrates the potential maximum payouts to each named executive officer under each circumstance. The table assumes the termination occurred as of December 31, 2010.

	Involuntary Termination without Cause or Resignation for Good Reason	Involuntary Termination Following Change in Control without Cause or Resignation for Good Reason	Involuntary Termination for Good Cause	Involuntary Termination Following Change in Control for Good Cause
Named Executive Officer:	($)	($)	($)	($)

Robert S. Cubbin
Severance Measured as a Multiple of Base Salary, or Base Salary and Discretionary Bonus Target	1,300,000	2,210,000	-	-
Pro rata Share of the Discretionary Bonus Target	zero to 455,000	zero to 455,000	-	-
Target Award Payment for Long Term Incentive Plan in Accordance with Employment Agreement	-	1,365,000	-	-
Range of Pro rata Long Term Incentive Plan Award Payment in Accordance with the Company's Long Term Incentive Plan	zero to 1,365,000	zero to 1,365,000	-	-
Remaining Cash Payments for the Long Term Incentive Plan Award from Prior Performance Period	107,000	107,000	-	-
Health care premiums	22,105	22,105	-	-
Demand Note	797,000	797,000	133,640	133,640
Restricted Stock Awards	410,000	410,000	-	-

Karen M. Spaun
Severance Measured as a Multiple of Base Salary, or Base Salary and Discretionary Bonus Target	315,000	472,500	-	-
Pro rata Share of the Discretionary Bonus Target	zero to 157,500	zero to 157,500	-	-
Target Award Payment for Long Term Incentive Plan in Accordance with Employment Agreement	-	472,500	-	-
Range of Pro rata Long Term Incentive Plan Award Payment in Accordance with the Company's Long Term Incentive Plan	zero to 472,500	zero to 472,500	-	-
Remaining Cash Payments for the Long Term Incentive Plan Award from Prior Performance Period	33,066	33,066	-	-
Health care premiums	-	-	-	-
Restricted Stock Awards	164,000	164,000	-	-

Christopher J. Timm
Severance Measured as a Multiple of Base Salary, or Base Salary and Discretionary Bonus Target	582,000	1,164,000	-	-
Range of Pro rata Long Term Incentive Plan Award Payment in Accordance with the Company's Long Term Incentive Plan	zero to 194,000	zero to 194,000	-	-
Remaining Cash Payments for the Long Term Incentive Plan Award from Prior Performance Period	-	-	-	-
Health care premiums	14,737	29,474	-	-
Payment Representing Value of Life Insurance Premiums	14,043	28,086	-	-
Payment Representing Value of 401(k) Match	7,350	14,700	-	-
Restricted Stock Awards	164,000	164,000	-	-

Michael G. Costello
Severance Measured as a Multiple of Base Salary, or Base Salary and Discretionary Bonus Target	630,000	945,000	-	-
Pro rata Share of the Discretionary Bonus Target	zero to 157,500	zero to 157,500	-	-
Target Award Payment for Long Term Incentive Plan in Accordance with Employment Agreement	-	472,500	-	-
Range of Pro rata Long Term Incentive Plan Award Payment in Accordance with the Company's Long Term Incentive Plan	zero to 472,500	zero to 472,500	-	-
Remaining Cash Payments for the Long Term Incentive Plan Award from Prior Performance Period	34,000	34,000	-	-
Health care premiums	22,105	22,105	-	-
Restricted Stock Awards	164,000	164,000	-	-

Stephen A. Belden
Severance Measured as a Multiple of Base Salary, or Base Salary and Discretionary Bonus Target	275,000	412,500	-	-
Pro rata Share of the Discretionary Bonus Target	zero to 137,500	zero to 137,500	-	-
Target Award Payment for Long Term Incentive Plan in Accordance with Employment Agreement	-	288,750	-	-
Range of Pro rata Long Term Incentive Plan Award Payment in Accordance with the Company's Long Term Incentive Plan	zero to 288,750	zero to 288,750	-	-
Remaining Cash Payments for the Long Term Incentive Plan Award from Prior Performance Period	20,666	20,666	-	-
Health care premiums	22,105	22,105	-	-
Restricted Stock Awards	164,000	164,000	-	-

Severance Calculations: The computation for severance is based on the named executive officer’s base salary or combination of base salary and discretionary bonus target as of January 1, 2010 and is calculated in accordance with the current employment agreement.

Pro rata Share of the Discretionary Bonus Target: Represents a range for potential payment of a pro rata portion of the named executive officer’s discretionary bonus target award. The low end of the range is based on a termination date as of the first day of the year and the high end of the range is based on a termination date as of the last day of the year.

Target Award Payment for Long Term Incentive Plan in Accordance with Employment Agreement: Represents payment equal to the named executive officer’s target award for the then current three-year performance period under the Company’s Long Term Incentive Plan.

Range of Pro rata Long Term Incentive Plan Award Payment in Accordance with the Company’s Long Term Incentive Plan: Represents a range for the potential payment of a pro rata portion of the named executive officer’s award under the Company’s Long Term Incentive Plan. The low end of the range is based on a termination date as of the beginning of the performance period and the high end of the range is based on a termination date as of the end of the performance period.

Remaining Cash Payments for the Long Term Incentive Plan Award from Prior Performance Period: Represents the remaining cash payments under the Long Term Incentive Plan for any previously completed performance period to which the named executive officer would still be entitled to.

Health Care Premiums: Represents the health care premiums the Company would pay on the named executive officer’s behalf over an eighteen month period, or in Mr. Timm’s case a one or two year period. Ms. Spaun does not currently participate in any of the Company’s health care plans.

Payment Representing Value of Life Insurance Premiums: Represents the value of life insurance premiums the Company would pay to Mr. Timm pursuant to his employment agreement.

Payment Representing Value of 401(k) Matching Contribution: Represents the value of matching contributions under the Company’s 401(k) Plan that the Company would pay to Mr. Timm pursuant to his employment agreement.

Restricted Stock Awards: Represents the value of the unvested portion of the 2010 restricted stock awards based on the closing price ($10.25) of the Company’s common stock on December 31, 2010.

EMPLOYMENT AGREEMENTS

Robert S. Cubbin and Michael G. Costello Employment Agreements

The Company entered into employment agreements with Mr. Cubbin and Mr. Costello effective January 1, 2004 through December 31, 2006. The employment agreements were amended, effective January 1, 2009. Unless either the Company or they give notice to the other party of an election not to renew their employment agreement on or before December 31, 2004, and annually thereafter, the employment agreement will automatically be extended one additional year.

Mr. Cubbin’s and Mr. Costello’s employment agreements provide for a base salary, along with customary increases, at the sole discretion of the Company. Upon the attainment of certain growth and profitability goals, profit center goals and personal goals and objectives, each agreement provides for a discretionary bonus. Mr. Cubbin’s agreement provides for a discretionary bonus targeted at seventy percent of his base salary. Mr. Costello’s agreement provides for a discretionary bonus targeted at fifty percent of his base salary. Furthermore, each agreement provides for; (1) participation in the Company’s 2009 Equity Compensation Plan, (2) participation in the Company’s Long Term Incentive Plan (“LTIP”) with target LTIP awards equaling seventy percent of base salary for Mr. Cubbin and fifty percent for Mr. Costello, and (3) severance benefits upon termination of employment under the circumstances described below.

In the event Mr. Cubbin’s employment is terminated by the Company without cause, or by Mr. Cubbin for good reason, the Company shall pay to Mr. Cubbin (a) his base salary for twenty-four months over the Company’s regularly scheduled payroll, (b) a pro rata share of the portion of Mr. Cubbin’s discretionary bonus that is based on Company performance criteria, and (c) Mr. Cubbin’s COBRA premiums for health care coverage for eighteen months, or, if earlier, the cessation of Mr. Cubbin’s and his family members’ eligibility for COBRA continuation coverage.

In the event Mr. Cubbin’s employment is terminated by the Company following a change in control and without cause, or by Mr. Cubbin for good reason, the Company shall pay to Mr. Cubbin (a) an amount equal to the target LTIP award for the current performance period, plus two times the sum of (i) Mr. Cubbin’s annual base salary, plus (ii) Mr. Cubbin’s target discretionary bonus, to be paid in a lump sum payment within ten days following the date Mr. Cubbin’s employment terminates, (b) a pro rata share of the portion of Mr. Cubbin’s discretionary bonus that is based on Company performance criteria no later than the February 28th following the year Mr. Cubbin’s employment terminates, and (c) Mr. Cubbin’s COBRA premiums for health care coverage for eighteen months, or, if earlier, the cessation of Mr. Cubbin’s and his family members’ eligibility for COBRA continuation coverage. In addition, outstanding stock options or stock awards, if any, shall vest and become exercisable by Mr. Cubbin. In the event his employment terminates following a change in control and Mr. Cubbin becomes entitled to the aforementioned payments, Mr. Cubbin has agreed to be subject to restrictive covenants against competing with the Company for a period of two years following such termination of employment. These restrictions are in addition to those already in effect for all Company employees.

In the event Mr. Cubbin’s employment is terminated for cause, he is not entitled to any severance payment under the employment agreement, he forfeits all of the shares of Company stock subject to a pledge agreement with the Company, but the Demand Note he has with the Company is cancelled and deemed paid in full. (See Certain Relationships and Related Party Transactions). The Demand Note was amended effective June 1, 2001 and deemed a non-recourse loan with the Company’s sole remedy in the event of a default being the reclamation of the shares of the Company that were pledged as collateral. The employment agreement also provides that in the event Mr. Cubbin’s employment is terminated by the Company without Cause or as a result of any purchaser acquiring fifty percent or more of the outstanding shares of the Company, then (a) the Demand Note shall be cancelled and deemed paid in full, and (b) Mr. Cubbin shall be entitled to retain his shares of Company stock subject to the pledge agreement or, in his discretion, sell the shares back to the Company at the then current market price or book value, whichever is greater. This provision continues in effect the identical provision contained in the amendment to Mr. Cubbin’s prior employment agreement with the Company that was adopted on June 15, 2002.

In the event Mr. Costello’s employment is terminated by the Company without cause, or by Mr. Costello for good reason, the Company shall pay to Mr. Costello (a) his base salary for twenty-four months over the Company’s regularly scheduled payroll, (b) a pro rata share of the portion of Mr. Costello’s discretionary bonus that is based on Company performance criteria, and (c) Mr. Costello’s COBRA premiums for health care coverage for eighteen months, or, if earlier, the cessation of Mr. Costello’s and his family members’ eligibility for COBRA continuation coverage.

In the event Mr. Costello’s employment is terminated by the Company following a change in control and without cause, or by Mr. Costello for good reason, the Company shall pay to Mr. Costello (a) an amount equal to the target LTIP award for the current performance period, plus two times the sum of (i) Mr. Costello’s annual base salary, plus (ii) Mr. Costello’s target discretionary bonus, to be paid in a lump sum payment within ten days following the date Mr. Costello’s employment terminates, (b) a pro rata share of the portion of Mr. Costello’s discretionary bonus that is based on Company performance criteria no later than the February 28th following the year Mr. Costello’s employment terminates, and (c) Mr. Costello’s COBRA premiums for health care coverage for eighteen months, or, if earlier, the cessation of Mr. Costello’s and his family members’ eligibility for COBRA continuation coverage. In addition, outstanding stock options or stock awards, if any, shall vest and become exercisable by Mr. Costello. In the event his employment terminates following a change in control and Mr. Costello becomes entitled to the aforementioned payments, Mr. Costello has agreed to be subject to restrictive covenants against competing with the Company for a period of two years following such termination of employment. These restrictions are in addition to those already in effect for all Company employees.

In addition to the aforementioned payments, pursuant to the LTIP, immediately following a termination by the Company and without cause, for good reason, or following change in control of the Company, Mr. Cubbin and Mr. Costello shall receive payment of any cash award previously approved by the Committee under the LTIP for performance periods that have previously ended, but which have not yet been paid. Mr. Cubbin or Mr. Costello would also be entitled to any pro rata share of any LTIP award for the current performance period.

In the event Mr. Costello’s employment is terminated for cause, he is not entitled to any severance payment under the employment agreement.

Terms Applicable to the Employment Agreements

“Cause” is generally defined to include (i) a failure by the executive to obey the reasonable and lawful orders of the Board of Directors; (ii) misconduct by the executive that is materially injurious to the Company; or (iii) dishonest activities injurious to the Company. If the executive’s employment is terminated for Cause, he is not entitled to any severance payment.

“Change in Control” is generally defined as

(a)
the acquisition by any individual, entity or group of beneficial ownership of 35% or more of either (i) the then outstanding shares of Company stock or (ii) the combined voting power of the then outstanding Company securities. Covered acquisitions do not include (i) acquisitions directly from the Company, (ii) acquisitions by the Company, (iii) acquisitions by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (iv) an acquisition that meets the requirements of clauses (i), (ii) and (iii) of subparagraph (c) of this paragraph,

(b)
the date on which incumbent members of the Board of Directors cease to constitute a majority of the Board of Directors. For this purpose, an individual is considered an incumbent member of the Board of Directors if the individual serves on the Board of Directors as of the effective date of the employment agreements or if the individual becomes a director subsequent to that date, provided that the individual’s election or nomination for election by the Company’s shareholders is approved by a majority of the directors then making up the Company’s incumbent board. Any individual who becomes a director as a result of an actual or threatened solicitation of proxies or contests on behalf of an individual, entity or group described in subparagraph (a) of this paragraph, other than the Board of Directors of the Company, shall not be considered an incumbent board member,

(c)
consummation of a reorganization, merger, share exchange or consolidation or other disposition of substantially all of the assets of the Company, unless (i) all or substantially all beneficial owners of the Company’s common stock and voting stock immediately prior to any of the listed business combinations, own at least 65% common stock and 65% of the voting stock of the entity resulting from the business combination, in substantially the same proportions as their ownership immediately prior to the business combination, (ii) no individual, entity or group described in subparagraph (a) of this paragraph, excluding a corporation which results from the business combination or an employee benefit plan of that corporation, owns 35% or more of that corporation’s common stock or 35% or more of that corporation’s voting stock, and (iii) at least a majority of the members of the Board of Directors of the corporation resulting from the business combination were incumbent board members, as described in subparagraph (b) at the time the Board of Directors acted to enter into the business combination, and

(d)	the approval by the Company’s shareholders of a complete liquidation or dissolution of the Company.

“Good Reason” is generally defined as the executive tendering his resignation within 6 months following the date on which (a) the executive is not reelected to or is removed from the title and office he currently holds with the Company, (b) the Company fails to vest in the executive the responsibilities, authority or resources he reasonably needs to competently perform his duties in his current title and office for the Company, (c) the Company materially reduces the executive’s base salary or total compensation, (d) the Company changes the executive’s primary location of employment to a place more than 50 miles from Southfield, Michigan, (e) the Company commits a material breach of its obligations under the employment agreement and fails to cure the breach within 30 days following the executive giving notice of the breach, or (f) the Company gives notice that it will not renew the employment agreement. Also, within ninety days following the occurrence of any event referenced in the definition of “good reason,” the executive shall provide written notice of the condition and the Company shall have thirty days to remedy the situation. If not remediated, the executive shall have six months from the date of the initial existence of the condition to terminate his employment for “good reason.”

Christopher J. Timm Employment Agreement

Effective July 31, 2008, ProCentury Corporation entered into an employment agreement with Christopher J. Timm. The Company has assumed ProCentury’s obligations under the agreement. The employment agreement is effective until terminated by either party with 30 days advance notice or upon Mr. Timm’s death.

Mr. Timm’s employment agreement provides for a base salary, along with customary increases, at the sole discretion of the Company. Upon the attainment of certain performance goals, the agreement provides for a bonus targeted at fifty percent of his base salary. The agreement also provides for; (1) participation in the Company’s retirement plans, (2) participation in the Company’s health, disability and other welfare benefit plans, (3) at Mr. Timm’s option, whole life insurance on Mr. Timm’s life in an amount equal to his base salary, (4) sick leave in accordance with the policies of the Company, (5) reasonable vacation time consistent with past practice or as otherwise approved by the Company’s President or the Board of Directors, (6) such other benefits as may be approved by the Company’s Board of Directors, and (7) severance benefits upon termination of employment under the circumstances described below.

In the event Mr. Timm’s employment is terminated by the Company without cause, or by Mr. Timm for good reason, the Company shall pay to Mr. Timm (a) an amount equal to his annual base salary, (b) a pro rata share of the Mr. Timm’s target bonus, (c) an amount equal to the Company matching contributions that would have been made to Mr. Timm’s account in the Company’s 401(k) Plan for the twelve months following termination of employment and based on Mr. Timm’s deferral rate on the Company matching contribution formula in effect as of the date of employment termination, (d) an amount equal to the annual premium that is paid by the Company for the whole life insurance policy provided for under the agreement, and (e) for a period of 12 months, the portion of the cost of continued coverage in the Company’s health insurance plan that exceeds the amount that Mr. Timm paid for coverage of himself and his beneficiaries immediately prior to his termination. Except with respect to the payment for continued health insurance benefits, the Company shall pay the amounts to Mr. Timm in a single sum cash payment within 30 days following his discharge or resignation.

In the event Mr. Timm’s employment is terminated by the Company within twelve months following a change in control and without cause, or by Mr. Timm for good reason, the Company shall pay to Mr. Timm (a) an amount equal to two times his annual base salary, (b) an amount equal to two times Mr. Timm’s target bonus, (c) an amount equal to the Company matching contributions that would have been made to Mr. Timm’s account in the Company’s 401(k) Plan for the twenty-four months following termination of employment and based on Mr. Timm’s deferral rate on the Company matching contribution formula in effect as of the date of employment termination, (d) an amount equal to two times the annual premium that is paid by the Company for the whole life insurance policy provided for under the agreement, and (e) for a period of 24 months, the portion of the cost of continued coverage in the Company’s health insurance plan that exceeds the amount that Mr. Timm paid for coverage of himself and his beneficiaries immediately prior to his termination. Except with respect to the payment for continued health insurance benefits, the Company shall pay the amounts to Mr. Timm in a single sum cash payment within 30 days following his discharge or resignation. If, as a result of a change in control, Mr. Timm is subject to certain excise taxes imposed by federal tax laws on excess parachute payments, the Company shall reimburse Mr. Timm for such tax and shall such additional amount as is necessary to place him in the same financial position after consideration of all potential related state, federal and other taxes, including applicable interest and penalties, that he would have been in if he had not occurred such excise tax liability. The Company shall reimburse Mr. Timm for the amount of any required withholding with respect to the excise tax and the taxes thereon at the time of such withholding, and shall pay the remainder of any additional amount due to Mr. Timm no later than the fifteenth day of March of the calendar year following the calendar year in which the excise tax is imposed.

Mr. Timm has agreed to be subject to restrictive covenants against competing with the Company for a period of twelve months following termination of employment or, if longer the entire period for which Mr. Timm is entitled to payments of base salary or Target or other incentive awards. These restrictions are in addition to those already in effect for all Company employees.

In the event Mr. Timm’s employment is terminated for cause or Mr. Timm’s resigns without good reason, he is not entitled to any severance payment under the employment agreement and within 30 days following termination of employment, the Company shall pay him accrued salary and any annual bonus earned for a period which ended prior to the effective date of termination and which has not been paid to Mr. Timm.

Terms Applicable to Mr. Timm’s Employment Agreement

“Cause” for termination shall exist if Mr. Timm is (i) convicted of or pleads guilty or nolo contendere to a felony amounting to embezzlement fraud, theft or other act of dishonesty harming the Company, any employee, supplier, customer or other person doing business with the Company; (ii) convicted of or pleads guilty or nolo contendere to a felony resulting in death or substantial bodily or psychological harm to, or other act of moral turpitude harming, any person; (iii) barred or suspended for more than 60 days by a court or regulatory agency from performing employment duties for the Company; (iv) found liable for conduct deliberately undertaken to cause harm or injury or with reckless disregard to harm or injury that would be caused, to the Company, any employee, supplier, customer or other person doing business with the Company, other than conduct taken pursuant to advice of legal counsel to the Company; (v) found by the Company to have failed to exercise reasonable efforts to perform any of his obligations under the employment agreement or directions of the Board within 10 business days after receipt of written notice specifying each obligation or direction to be so performed, provided that the refusal to perform an obligation or direction shall not constitute “cause” if Mr. Timm in good faith reasonably believes that such obligation or direction is not legal, ethical or moral and he so notifies the Board of his belief.

“Change in Control” is generally defined as

(a)	the acquisition by any individual, entity or group of beneficial ownership of 50% or more total voting power of the then outstanding Company securities,

(b)
a majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election,

(c)
any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the outstanding stock of the Company, and

(d)
any one person, or more than one person acting as a group, acquires assets from the Company that have a total gross fair market value equal to or more than 80% of the total gross fair market value of all of the assets of the Company.

“Good Reason” is generally defined as the executive tendering his resignation following any of the following: (a) Mr. Timm ceases to hold the positions and titles of Executive Vice President and office he currently holds with the Company, (b) without his consent, Mr. Timm is assigned authority or responsibility materially inconsistent with the authority or responsibility contemplated by his employment agreement, including any material diminution of his authority and responsibility or change in reporting requirements; (c) the Company reduces the executive’s base salary, there is a material delay in the payment of base salary, or there is any material reduction in the nature or amount of Mr. Timm’s benefits, (d) any requirement is imposed on Mr. Timm to reside or travel outside of the Columbus, Ohio area, other than travel that is reasonably required, (e) Mr. Timm becomes disabled to the extent that he cannot, with reasonable accommodation, perform the requirements of a position for a period of three consecutive months, or (f) the Company commits a material breach of Mr. Timm’s employment agreement which is not cured within 30 days following Mr. Timm’s written notice.

Other Senior Executive Employment Agreements

It is the Company’s philosophy to attract and retain high-quality people, which is crucial to the short-term and long-term success of the Company. The Company has entered Employment Agreements (“Agreements”) with certain of its senior executives, which include Karen M. Spaun and Stephen A. Belden effective January 1, 2009. Unless either the Company or they give notice to the other party of an election not to renew their Agreement on or before December 31, 2009, and annually thereafter, the Agreement will automatically be extended one additional year.

These Agreements provide for a base salary with customary increases based upon performance. In addition, at the sole discretion of the Company, upon the attainment of certain growth and profitability goals, profit center goals and personal goals and objectives, each Agreement provides for an annual discretionary bonus. These Agreements provide for a discretionary bonus target of fifty percent of their base salary. Furthermore, each Agreement makes the employee eligible for restricted stock awards and the Company’s LTIP, assuming certain performance targets are achieved by the Company. Under the LTIP, the aggregate annual value of the target incentive award for Ms. Spaun is equal to fifty percent of her base salary, thirty-five percent of Mr. Belden’s base salary.

In the event the executive’s employment is terminated by the Company without cause, or by the executive for good reason, the Company shall pay to the executive (a) his or her base salary for twelve months over the Company’s regularly scheduled payroll, (b) a pro rata share of the portion of the executive’s discretionary bonus that is based on Company performance criteria, and (c) the executive’s COBRA premiums for health care coverage for eighteen months, or, if earlier, the cessation of the executive’s and his family members’ eligibility for COBRA continuation coverage.

In the event the executive’s employment is terminated by the Company following a change in control and without cause, or by the executive for good reason, the Company shall pay to the executive (a) an amount equal to one times the sum of (i) the executive’s annual base salary, and the executive’s target discretionary bonus, plus (ii) the executive’s target LTIP award for the current year performance period under the Company’s LTIP, to be paid in a lump sum payment within ten days following the date executive’s employment terminates, (b) a pro rata share of the portion of executive’s discretionary bonus that is based on Company performance criteria no later than the February 28th following the year executive’s employment terminates, and (c) executive’s COBRA premiums for health care coverage for eighteen months, or, if earlier, the cessation of executive’s and executive’s family members’ eligibility for COBRA continuation coverage. In addition, any outstanding stock options or stock awards, if any, shall vest and become exercisable by executive. In the event his or her employment terminates following a change in control and the executive becomes entitled to the aforementioned payments, the executive has agreed to be subject to restrictive covenants against competing with the Company for a period of one year following such termination of employment. These restrictions are in addition to those already in effect for all Company employees.

In addition to the aforementioned payments, pursuant to the LTIP, immediately following a termination by the Company and without cause, for good reason, or following a change in control of the Company, executives shall receive payment of any cash award previously approved by the Committee under the LTIP for performance periods that have previously ended, but which have not yet been paid. The executive would also be entitled to any pro rata share of any LTIP award for the current performance period.

Under the Agreements, the terms “Cause,” “Change of Control,” and “Good Reason” have substantially the same meanings as those terms described above in section entitled Terms Applicable to the Employment Agreements.

Meadowbrook Insurance Group, Inc. Equity Compensation Plans

The Company maintains the 2002 Amended and Restated Stock Option Plan (the “2002 Plan”) and the 2009 Equity Compensation Plan (the “2009 Plan”) for which shares of common stock may be issued. The total number of shares which may be issued under the 2002 Plan and the 2009 Plan is 2,000,000, respectively. Options issued under the 2002 Plan or the 2009 Plan, which are unexercised and expired, will again become available for grant under both plans, but repricing is not permitted. Cash exercises of stock appreciation rights and cash supplemental payments will not count against these limits. Lapsed, forfeited or canceled awards will also not count against these limits. The maximum number of shares of Common Stock which may be issued under the 2002 Plan or the 2009 Plan to any single individual is 800,000.

As of the Record Date, the number of shares of common stock remaining available for future issuance under the 2002 Plan was 376,587 shares and 2,000,000 shares under the 2009 Plan. As of the Record Date, there were no options outstanding.

Performance-Based Compensation -- Section 162(m) Requirement

The Plan is intended to preserve the Company's tax deduction for certain awards made under the Plan by complying with the terms of Section 162(m) of the Code and regulations relating thereto.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD ON EXECUTIVE COMPENSATION

The Compensation Committee of the Company’s Board of Directors has submitted the following report for inclusion in the Proxy Statement:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on this review and the discussions with management with respect to the Compensation Discussion and Analysis, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

The Compensation Committee

Robert H. Naftaly, Chairman
Hugh W. Greenberg
David K. Page
Herbert Tyner

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Committee”) has adopted a Charter outlining its duties and responsibilities on matters relating to financial reporting, internal audit, accounting practices, internal controls, loss reserving and selection of the Company’s independent registered public accounting firm. This Charter is available to shareholders on the Company’s website, at www.meadowbrook.com.

The Committee consists of all independent directors. The members are: Bruce E. Thal, Chairman, Robert F. Fix, Robert H. Naftaly, Robert Sturgis and Jeffrey A. Maffett. The Committee recommended and the Board of Directors appointed Bruce E. Thal as the Committee’s financial expert, in accordance with the Sarbanes-Oxley Act of 2002.

During 2010, the Committee met with members of the Company’s financial management team at each of its four meetings. The Company’s independent auditors attended all of the Committee meetings. The Committee also met with the Company’s third-party actuarial consultants. During these meetings, the Committee held discussions with the independent auditors and the actuaries relating to financial management, accounting practices, loss reserves, internal audit and other internal control related issues. The Committee met in executive sessions with the Company’s independent auditors. In addition, the Committee met in executive sessions with the Company’s Chief Financial Officer, Chief Actuary, Director of Internal Audit and General Counsel.

In 2010 the Committee appointed (subject to ratification by the shareholders) Ernst & Young LLP as the Company’s independent registered public accounting firm, which was approved by the Board of Directors of the Company. The Committee also approved the engagement of Ernst & Young, LLP to assist the Company with its readiness procedures for the potential adoption of International Financial Reporting Standards.

During 2010, the Committee reviewed the Company’s financial management with the independent registered public accounting firm. The Committee reviewed the results of the Ernst & Young LLP audit for 2010. The Committee reviewed the audited financial statements, which are included in the Company’s Annual Report on Form 10-K. The Committee received a report from the Company’s third-party actuarial firm relating to the Company’s loss reserves. In addition, the Committee received reports from Ernst & Young LLP and the Company’s Internal Audit Department relating to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Committee is responsible for overseeing the Company’s project plan and compliance with Section 404.

The Committee also discussed with the independent registered public accounting firm other matters required to be discussed by Statement of Auditing Standards No. 61, “Communications with Audit Committees,” as amended (AICPA, Professional Standards, Vol.1, AU Section 380) and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In compliance with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, the Committee received and discussed with the independent registered public accounting firm their annual written report on their independence from the Company and its management.

In reliance upon these reviews and discussions, and the report of the independent registered public accounting firm, the Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

The Audit Committee

Bruce E. Thal, Chairman
Robert F. Fix
Robert H. Naftaly
Robert W. Sturgis
Jeffrey A. Maffett

THE SECOND PROPOSAL ON WHICH YOU ARE VOTING
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the shareholders, the Board has appointed Ernst & Young LLP as the independent registered public accounting firm of the Company for the current year. The affirmative vote of a majority of votes cast in person or proxy at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP. Unless you otherwise indicate on your proxy card, your returned proxy will be voted FOR ratification of the reappointment of Ernst & Young LLP.

A representative from Ernst & Young LLP will be available at the Annual Meeting to respond to any appropriate questions from shareholders.

The Company’s Board recommends you vote FOR the ratification of the appointment of the independent registered public accounting firm.

AUDIT AND RELATED FEES

Set forth below is the information relating to fees billed to the Company by Ernst & Young LLP in respect to the services provided for fiscal years 2010 and 2009. The Audit Committee and the Board reviewed and approved such fees and determined the services provided were compatible with maintaining the independence of Ernst & Young LLP.

	2010	2009
Fees	($)	($)
Audit Fees	1,330,691	1,512,284
Audit Related Fees	50,250	32,000
Tax Fees	-	17,500
All Other Fees	143,544	-
TOTAL	1,524,485	1,561,784

Audit Fees

Annual audit fees relate to services rendered in connection with the audit of the annual financial statements and internal control over financial reporting, as of December 31, 2010, as well as the interim quarterly reviews of financial statements included in the Company’s Form 10-Q filings. The 2009 audit fees also include the S-8 registration statement filing related to the 2,000,000 shares offered through its 2009 Equity Compensation Plan.

Audit Related Fees

Audit related fees included professional services rendered by the independent registered public accounting firm in connection with the Company’s employee benefit plan audit and other required regulatory filings.

Tax Fees

These fees relate to tax services including fees for tax compliance, tax advice and tax planning that were performed by Ernst & Young LLP during 2009. No tax related services were provided by Ernst & Young LLP during 2010.

All Other Fees

These fees primarily relate to support of the Company’s readiness procedures during 2010 for the potential adoption of the International Financial Reporting Standards. In 2009, no professional services were rendered by Ernst & Young LLP for other services.

Audit Committee Policy on Pre-Approval of Services Rendered by Independent Registered Public Accounting Firm

In accordance with the SEC rules issued pursuant to the Sarbanes Oxley Act of 2002, which require, among other things, the Audit Committee pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm. The Audit Committee has adopted a formal policy on auditor independence. This policy requires the approval by the audit committee for all professional services rendered by the Company’s independent registered public accounting firm prior to the commencement of the specified services. The Audit Committee pre-approved all professional services rendered by the Company’s independent registered public accounting firm. Likewise, the Board pre-approved all professional services rendered by the Company’s independent registered public accounting firm prior to the commencement of the services.

Audit Committee Financial Expert

The Board of Directors has determined that the Company has an Audit Committee financial expert, as defined by the SEC, serving on its Audit Committee. Mr. Bruce E. Thal is the Audit Committee financial expert. He is independent as such term for audit committee members is defined in the New York Stock Exchange’s independence standards, as those standards have been modified or supplemented, and he has no other relationship that would impair his independence.

Auditor Independence

The Audit Committee had considered whether the providing of services described under the subheading Tax Fees and All Other Fees above were compatible with maintaining Ernst & Young, LLP’s independence. After such consideration, the Audit Committee determined the services were compatible with maintaining the auditor’s independence.

THE THIRD PROPOSAL ON WHICH YOU ARE VOTING
ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Shareholders have an opportunity to cast an advisory vote on compensation of executives as disclosed in this Proxy Statement. This proposal required by Section 14A of the Securities Exchange Act, commonly known as a “Say on Pay” proposal, gives shareholders the opportunity to vote upon the fiscal 2010 executive compensation programs and policies and the compensation paid to the named executive officers.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, the primary objective of our compensation program, including our executive compensation program, is to promote, attract and retain a talented pool of management, encourage continued performance and attainment of corporate and personal goals, as well as, further promote our success by aligning the executive officers’ financial interests with long term shareholder value.

This proposal allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its shareholders, the Company’s risk tolerance and is consistent with our commitment to high standards of corporate governance.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding upon or overrule any decisions by the Board of Directors. It will not create nor imply any additional fiduciary duty on the part of the Board of Directors, and it will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. The Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our named executive officers. The affirmative vote of a majority of the votes cast is required to approve the proposal.

The Company’s Board recommends you vote “FOR” the executive compensation of our named executives as disclosed in this Proxy Statement.

THE FOURTH PROPOSAL ON WHICH YOU ARE VOTING
THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

Under Section 14A of the Securities Exchange Act, shareholders now have an opportunity to advise the Board of Directors as to whether the Company should conduct an advisory vote with respect to its executive compensation at every annual, second annual or third annual meeting of shareholders. Shareholders may vote at this Annual Meeting on the frequency with which the Company should conduct an advisory vote on the executive compensation as described in the “Compensation Discussion and Analysis” section of the Proxy Statement for that meeting every one, two or three years, or abstain from voting on this proposal. The advisory vote is non-binding, but the Board of Directors and the Compensation Committee will take into account the outcome of the vote when making future decisions about how often the Company conducts an advisory shareholder vote on its executive compensation.

Our compensation program is designed and administered by the Compensation Committee of the Board of Directors, which is composed entirely of independent directors and carefully considers many different factors, as described in the Compensation Discussion and Analysis, in order to provide appropriate compensation for our executives. While the Board of Directors believes that the Compensation Committee and the Board of Directors are in the best position to determine executive compensation, the Board of Directors appreciates and values shareholders’ views. The Board of Directors has determined that an advisory vote on executive compensation every two years is the best approach for the Company based on a number of considerations, including the following:

•	A two-year cycle will provide investors sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcome of the Company;
•
many large shareholders rely on proxy advisory firms for vote recommendations. We believe holding “Say on Pay” votes every two years, rather than annually, helps proxy advisory firms provide more detailed and thorough analyses and recommendations;

•
a two-year vote cycle gives the Board of Directors and the Compensation Committee sufficient time to thoughtfully respond to shareholders’ sentiments and to implement any necessary changes to our executive compensation policies and procedures;

•
rules of the NYSE require the Company, with certain exceptions, to seek shareholder approval for new equity compensation plans and material revisions thereto. This requirement provides our shareholders with the opportunity, under certain circumstances, to provide additional feedback on important matters involving executive compensation even in years when “Say on Pay” votes do not occur; and

•
the Board of Directors will continue to engage with our shareholders on executive compensation during the period between shareholder votes. As discussed in this Proxy Statement, shareholders may communicate directly with the Board of Directors, including on issues of executive compensation.

Because the vote on this proposal is advisory in nature, it will not be binding upon or overrule any decisions by the Board of Directors. It will not create or imply any additional fiduciary duty on the part of the Board of Directors, and will not restrict nor limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. The Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements for our named executive officers, as well as frequency of voting by shareholders on such issues. The affirmative vote of a majority of the votes cast is required to approve the proposal.

The Company’s Board recommends a vote to conduct an advisory vote on executive compensation at the Annual Meeting of Shareholders every “Two Years” beginning with the 2011 Annual Meeting.

Certain Relationships and Related Party Transactions

The Company’s Governance and Nominating Committee Charter states the Governance and Nominating Committee is responsible for reviewing and approving all related party transactions between the Company and any related party. Annually, the Company requires all management employees, including the named executive officers, and Board members to complete a questionnaire disclosing potential conflicts of interest transactions and/or relationships. The Governance and Nominating Committee annually reviews transactions with the Company and other companies with which the Company’s Board members and executive officers are affiliated to the extent reported in response to the questionnaires. In addition, the Governance and Nominating Committee is responsible for establishing, reviewing, and monitoring compliance with the Company’s Code of Conduct. For purposes of the Governance and Nominating Committee approval, a related party transaction is defined as any transaction that is required to be reported under Item 404 of SEC Regulation S-K.

All transactions disclosed below have been reviewed and approved or ratified by the Governance and Nominating Committee and the Board of Directors.

Demand Note

At December 31, 2010, the Company held an $797,000 Demand Note receivable, including $136,000 of accrued interest, from Robert S. Cubbin and Kathleen D. Cubbin. In 2010, Mr. Cubbin paid $15,558 to the Company in interest relating to the Demand Note. This Demand Note arose from a transaction in late 1998 whereby the Company loaned Robert S. Cubbin and Kathleen D. Cubbin funds to exercise 64,718 common stock options to cover the exercise price and associated tax withholdings. The Demand Note bears a rate of interest equal to the rate charged the Company pursuant to its current revolving credit agreement, which as of December 31, 2010 was 2.30%. The Demand Note is due on demand. The loan is partially collateralized by 64,718 shares of the Company's common stock, pursuant to a Stock Pledge Agreement. The Demand Note between the Company and Mr. and Mrs. Cubbin is a non-recourse loan with the Company’s sole remedy in the event of a default being the reclamation of the shares of the Company that were pledged as collateral. Refer to the EMPLOYMENT AGREEMENTS section above.

Employees

Sue Cubbin, Vice President of Human Resources, is the sister of Robert S. Cubbin, President and Chief Executive Officer of the Company. In her capacity as Vice President of Human Resources, Ms. Cubbin is responsible for all human resource matters relating to compensation, fringe benefits, payroll, education and training, hiring and performance reviews of the Company’s employees. In addition, she is responsible for facilities management of the Company’s Southfield, Michigan headquarters.

Laura Segal, a Vice President in the Southfield branch, is the daughter of the Chairman of the Board, Merton J. Segal. Ms. Segal is responsible for management of the Company’s largest public entity program, which is located in Michigan.

Carol Ziecik, Vice President of Corporate Communications, is the daughter of the Chairman of the Board, Merton J. Segal. Ms. Ziecik is responsible for the corporate communications of the Company, marketing materials, the annual report and other similar matters.

In 2010 the total compensation for Ms. Cubbin, Ms. Segal, and Ms. Ziecik was $453,060, which included a total of $102,000 in annual incentive bonuses earned in 2010, but paid in 2011. In 2009, Ms. Cubbin and Ms. Segal were awarded cash and stock awards under the Company’s LTIP based upon the achievement of the performance targets for the two-year performance period ending December 31, 2008. Total LTIP award value distributed for both Ms. Cubbin and Ms. Segal were $90,650, which were distributed 50% in cash and 50% in stock. The cash portion is to be paid out over a three-year period. Ms. Cubbin and Ms. Segal received the third and final payment of their respective cash awards in 2011, which for both totaled $15,299.

On February 11, 2011, the Governance and Nominating Committee reviewed the compensation of Ms. Cubbin, Ms. Segal and Ms. Ziecik. The Governance and Nominating Committee determined there had been no material change in either the compensation or duties of these employees and concluded the compensation paid these employees was fair and reasonable in relation to the comparable information and their experience, duties and responsibilities. On February 11, 2011, the Board of Directors ratified the report of the Governance and Nominating Committee on the compensation paid to Ms. Cubbin, Ms. Segal and Ms. Ziecik.

Consulting Agreement

On September 30, 2008, the Company entered into a Consulting Agreement (“Agreement”) with its founder and Chairman of the Board of Directors of the Company, Merton J. Segal. Mr. Segal retired as an executive officer of the Company on September 30, 2008. Under the Agreement, Mr. Segal will provide consulting services to the Company for up to three years. The fee arrangement under the Agreement provides for fees of $266,000 for the period October 1, 2008 to September 30, 2009, $216,000 for the period of October 1, 2009 to September 30, 2010; $166,000 for the period October 1, 2010 to September 30, 2011. The Agreement will expire on September 30, 2011.

OTHER MATTERS

The Company is not aware of any matter that may be brought before the Annual Meeting other than as described above. In the event any other matter properly comes before the Annual Meeting, the persons named in the accompanying form of proxy have discretionary authority to vote on such matters.

Dated:	April 15, 2011

YOUR VOTE IS IMPORTANT

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
IN THE ENCLOSED ENVELOPE PROMPTLY.

MEADOWBROOK
INSURANCE GROUP, INC.

Please mark your votes as indicated in this example X Signature Signature Date Mark Here for Address Change or Comments SEE REVERSE WO# 94235 NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. 3. Advisory vote on the compensation of our named executive officers. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 4. Advisory vote on the frequency of a shareholder vote on the compensation of our named executive officers. Management recommends a vote for Shareholder approval every 2 years. 1 year 2 years 3 years Abstain FOLD AND DETACH HERE 1. ELECTION OF DIRECTORS Nominees: 01 Robert H. Naftaly 02 Robert W. Sturgis 03 Bruce E. Thal 04 Jeffrey A. Maffett INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) Exceptions_________________________________________ FOR ALL WITHHOLD FOR ALL *EXCEPTIONS 2. Ratification of the Appointment of Independent Registered Public Accounting Firm. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3, 4 (TWO YEARS).

You can now access your Meadowbrook Insurance Group, Inc. account online.

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BNY Mellon Shareowner Services, the transfer agent for Meadowbrook Insurance Group, Inc. now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
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Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be held on May 19, 2011.

The Annual Report to Shareholders and the Proxy Statement are
available on-line at: http://www.meadowbrook.com

‚ FOLD AND DETACH HERE ‚

PROXY	PROXY

MEADOWBROOK INSURANCE GROUP, INC.
Proxy for 2011 Annual Meeting of Shareholders to be held May 19, 2011
THE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
MEADOWBROOK INSURANCE GROUP, INC.

The undersigned shareholder of MEADOWBROOK INSURANCE GROUP, INC. (the “Company”) hereby appoints ROBERT S. CUBBIN, KAREN M. SPAUN or MICHAEL G. COSTELLO, jointly and severally, the attorney and proxies of the undersigned shareholder, with the full power of substitution, to vote all of the shares of common stock of the Company standing in the name of the undersigned shareholder at the close of business on March 21, 2011 at the 2011 Annual Meeting (the “Annual Meeting”) of the shareholders of the Company to be held on Thursday, May 19, 2011 and at any adjournments thereof, with all the powers the undersigned shareholder would possess if then, and there present.

The undersigned shareholder acknowledges receipt of the Notice of the 2011 Annual Meeting and Proxy Statement, both dated April 15, 2011.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROMPTLY.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

WO#
(Continued and to be marked, dated and signed, on the other side)	94235